Filed pursuant to Rule 424(b)(3)
Registration No. 333-256659

PROSPECTUS

GARRETT MOTION INC.

52,471,709 SHARES OF COMMON STOCK

243,265,707 SHARES OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

243,265,707 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

This prospectus relates to the offer and sale by the selling security holders identified in this prospectus (the “selling security holders”) of up to (i) 243,265,707 shares of our Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 52,471,709 shares of our common stock, par value $0.001 per share and (iii) 243,265,707 shares of our common stock issuable upon conversion of our Series A Cumulative Convertible Preferred Stock (the foregoing shares of common stock, the “Common Stock” and, together with the Series A Preferred Stock, the “Securities”) initially issued to the selling security holders in connection with our emergence from bankruptcy on April 30, 2021. We are not selling any Securities and we will not receive any proceeds from the sale of the Securities by the selling security holders. We have paid the fees and expenses incident to the registration of the Securities for sale by the selling security holders pursuant to the Registration Rights Agreement.

Our registration of the Securities covered by this prospectus does not mean that the selling security holders will offer or sell any of the Securities. The selling security holders may sell the Securities covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling security holders, you should refer to the section entitled “Plan of Distribution” beginning on page 63 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the information incorporated by reference into this prospectus, and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.” On June 10, 2021, the last reported sale price of our Common Stock on Nasdaq was $7.68 per share.

The Series A Preferred Stock has been assigned the symbol “GTXAP” for quoting and trading in the over-the-counter market. We have not listed the Series A Preferred Stock on Nasdaq or on any other national securities exchange or any other nationally recognized trading system. There can be no assurance that an active trading market will develop in shares of the Series A Preferred Stock.

Investing in our Securities involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying our Securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 11, 2021.

We and the selling security holders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the selling security holders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of Securities and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this prospectus to “the Company,” “we,” “our,” and “us” refer to Garrett Motion Inc., a Delaware corporation, and certain of its subsidiaries, unless the context otherwise requires, such as in the sections providing descriptions of the Securities offered in this prospectus.

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EXPLANATORY NOTE

On September 20, 2020, Garrett Motion Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions (the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to pursue a Chapter 11 plan of reorganization. The Chapter 11 Cases were jointly administered under the caption “In re Garrett Motion Inc., 20-12212.” On April 26, 2021, the Debtors filed the proposed Amended Joint Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”).

On April 26, 2021, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”). Copies of the Confirmation Order and the Plan were included as exhibits to the Current Report on Form 8-K filed by the Company with the SEC on April 27, 2021 and are incorporated by reference herein.

On April 30, 2021 (the “Effective Date”), the Company satisfied the conditions to effectiveness set forth in the Confirmation Order and in the Plan, the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on April 30, 2021, which is incorporated by reference herein.

In connection with the Company’s emergence from bankruptcy and pursuant to the Plan, all then-existing shares of the Company’s old common stock were cancelled, and the Company initially issued (i) 65,035,801 shares of the Company’s new common stock, par value $0.001 (the “Common Stock”), to certain holders of the Company’s old common stock as of April 30, 2021, (ii) 247,768,962 shares of the Company’s Series A Preferred Stock, to affiliated funds of Centerbridge Partners, L.P. (“Centerbridge”), affiliated funds of Oaktree Capital Management, L.P. (“Oaktree”) and certain other investors and parties, including in connection with the consummation of two rights offerings and the related Replacement Equity Backstop Commitment Agreement (such parties to the Replacement Equity Backstop Commitment Agreement, the “Additional Investors”), and (iii) 834,800,000 shares of the Company’s Series B Preferred Stock, par value $0.001 (the “Series B Preferred Stock”), to Honeywell International Inc. (“Honeywell”).

The shares of Common Stock issued pursuant to the Plan were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by section 1145 of the Bankruptcy Code, or, only to the extent such exemption under section 1145 of the Bankruptcy Code was not available, Section 4(a)(2) of the Securities Act and the safe harbor contained in Regulation D thereunder.

The shares of Series A Preferred Stock issued pursuant to the Plan were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by section 1145 of the Bankruptcy Code, or, only to the extent such exemption under section 1145 of the Bankruptcy Code was not available, Section 4(a)(2) of the Securities Act and the safe harbor contained in Regulation D thereunder.

On the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file with the SEC a shelf registration statement for the offer and resale of Common Stock and Series A Preferred Stock held by Centerbridge, Oaktree, the Additional Investors and certain accredited investors who subscribed for Series A Preferred Stock in the rights offering pursuant to the Plan designed to comply with Regulation D under the Securities Act. The parties to the Registration Rights Agreement have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their underwritten offering registration rights, the parties to the Registration Rights Agreement may request to sell all or any portion of their Common Stock in an underwritten offering that is registered, subject to certain restrictions. The Registration Rights Agreement contains other customary terms and conditions, including, without limitation, provisions with respect to blackout periods and indemnification. This Registration Statement on Form S-1 is being filed pursuant to the Registration Rights Agreement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference herein, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

Overview

We design, manufacture and sell highly engineered turbocharger and electric-boosting technologies for light and commercial vehicle original equipment manufacturers and the global vehicle independent aftermarket as well as automotive software solutions. We are a global technology leader with significant expertise in delivering products across gasoline, diesel, natural gas and electric (hybrid and fuel cell) powertrains. We offer light vehicle gasoline, light vehicle diesel and commercial vehicle turbochargers that enhance vehicle performance, fuel economy and drivability. Building on our expertise in turbocharger technology, we have also developed electric-boosting technologies targeted for use in electrified powertrains, primarily hybrid and fuel cell vehicles. In addition, we have emerging opportunities in technologies, products and services that support the growing connected vehicle market, which include software focused on automotive cybersecurity and integrated vehicle health management. Our comprehensive portfolio of turbocharger, electric-boosting and connected vehicle technologies is supported by our five research and development centers, 11 close-to-customer engineering facilities and 13 factories, which are strategically located around the world. We also sell our technologies in the global aftermarket through our distribution network of more than 200 distributors covering 160 countries. Through this network, we provide approximately 5,300 part-numbers and products to service garages across the globe.

Corporate Information

Our Common Stock is quoted on Nasdaq under the ticker symbol “GTX.” Our Series A Preferred Stock has been assigned the symbol “GTXAP” for quoting and trading in the over-the-counter market. Our Series A Preferred Stock is not listed on Nasdaq or any other securities exchange or trading market. Our principal executive offices are located at La Pièce 16, Rolle, Switzerland 1180, and our telephone number is +41 21 695 30 00. Our website address is www.garrettmotion.com. Neither our website nor any information contained on our website is part of this prospectus.

SUMMARY OF RISK FACTORS

Our business is subject to numerous risks and uncertainties, including those highlighted in the “Risk Factors” section of this prospectus. These risks include the following, any of which could have a material adverse effect on our business, financial condition or results of operations and the price of our Securities:

Risks Related to our Business:

•	changes in the automotive industry and economic or competitive conditions;

•	our ability to develop new technologies and products, and the development of either effective alternative turbochargers or new replacement technologies;

•

any failure to protect our intellectual property or allegations that we have infringed the intellectual property of others; and our ability to license necessary intellectual property from third parties;

•	potential material losses and costs as a result of any warranty claims and product liability actions brought against us;

•

any significant failure or inability to comply with the specifications and manufacturing requirements of our original equipment manufacturer customers or by increases or decreases to the inventory levels maintained by our customers;

•	changes in the volume of products we produce and market demand for such products and prices we charge and the margins we realize from our sales of our products;

•	any loss of or a significant reduction in purchases by our largest customers, material nonpayment or nonperformance by any our key customers, and difficulty collecting receivables;

•	inaccuracies in estimates of volumes of awarded business;

•	work stoppages, other disruptions or the need to relocate any of our facilities;

•	supplier dependency;

•	any failure to meet our minimum delivery requirements under our supply agreements;

•	any failure to increase productivity or successfully execute repositioning projects or manage our workforce;

•	potential material environmental liabilities and hazards;

•	natural disasters and physical impacts of climate change;

•	pandemics, including without limitation the COVID-19 pandemic, and effects on our workforce and supply chain;

•	technical difficulties or failures, including cybersecurity risks;

•

changes in legislation or government regulations or policies, including with respect to CO2 reduction targets in Europe as part of the Green Deal objectives or other similar changes which may contribute to a proportionately higher level of battery electric vehicles;

•	risks related to international operations and our investment in foreign markets, including risks related to the withdrawal of the United Kingdom from the European Union;

•	the terms of our indebtedness and our ability to access capital markets;

•	unforeseen adverse tax effects; and

•	inability to recruit and retain qualified personnel.

Risks Related to our emergence from Bankruptcy:

•	the effect of our recent emergence from bankruptcy on our business and relationships;

•	the lack of comparability of our actual financial results after emergence to our historical financial information;

•	reliance on the projections that were filed with the Bankruptcy Court;

•	changes in the composition of our Board of Directors upon emergence; and

•	our ability to attract and retain key personnel in light of our emergence from bankruptcy.

Risks Related to Our Capital Structure

•	our ability to generate sufficient cashflows from operations to meet our debt service and other obligations;

•	our ability to raise additional capital to fund our operations or react to changes in the economy or our industry;

•	restrictions on our business and financing activities under our Senior Credit Facility and the terms of the Series A Preferred Stock;

•	a potential downgrade in our debt ratings;

•	Honeywell’s right to require the repayment of Series B Preferred Stock in full in certain circumstances;

•	our dependence on cash flows generated by our subsidiaries;

•	failure of securities analysts to publish research or reports;

•	potential conflicts of interests among certain of our stockholders;

•	our ability to raise capital in the future and fund our capital requirements;

•	the dilution of existing security holders upon grants pursuant our equity incentive program; and

•	anti-takeover provisions in our organizational documents.

Risks related to Our Series A Preferred Stock and this Offering

•	the lack of a public market for the Series A Preferred Stock;

•	a decline in the trading price of our Series A Preferred Stock;

•	the subordination of series A Preferred Stock to our indebtedness;

•	restrictions on our ability to make dividend payments on our Series A Preferred Stock; and

•	the automatic and optional conversion of Series A Preferred Stock in certain circumstances.

Risks related to Our Common Stock and this Offering

•	a decline in the trading price of our Common Stock;

•	the subordination of our common stock to our series A Preferred Stock and our indebtedness;

•	the rights of Series A Preferred Stock holders to vote with Common Stock on an as converted basis;

•	limitations on our ability to pay dividends on or repurchase shares of Common Stock;

•	the dilution of existing holders of Common Stock upon future issuances of equity securities;

•	increased potential for short sales of Common Stock; and

•	our inability to maintain a listing of our Common Stock on a national securities exchange.

THE OFFERING

Issuer	Garrett Motion Inc., a Delaware corporation.

Shares of Common Stock offered by the selling security holders	52,471,709 shares of Common Stock

Common Stock outstanding	65,050,367 shares of Common Stock as of April 30, 2021.

Shares of Series A Preferred Stock offered by the selling security holders	243,265,707 shares of Series A Preferred Stock.

Shares of Series A Preferred Stock outstanding	247,768,962 shares of Series A Preferred Stock as of April 30, 2021.

Shares of Common Stock offered by the selling security holders issuable upon conversion of the Series A Preferred Stock	243,265,707 shares of Common Stock

Selling security holders	Certain holders of our securities prior to our emergence from bankruptcy, including investment funds and other entities. See “Selling Security Holders” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of Securities by the selling security holders in this offering. See “Use of Proceeds.”

Dividend policy	Our Board of Directors (the “Board”) has not adopted a dividend policy with respect to our Common Stock. There can be no assurances that it will adopt a policy that contemplates paying cash dividends or other distributions with respect to our Common Stock, or that it will authorize share repurchases. In addition, restrictive covenants in certain debt instruments and preferred stock to which we are a party limit our ability to pay dividends, for us to receive dividends from our operating companies, or engage in share repurchases, any of which may negatively impact the trading price of our Common Stock. Holders of our Series A Preferred Stock will be entitled to receive, when, as and if declared by a committee of disinterested directors of our Board out of funds legally available for such dividend, cumulative cash dividends at an annual rate of 11%, accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year. Dividends on the Series A Preferred Stock will accumulate whether or not declared. Furthermore, the terms of the Senior Credit Facility include restrictions on our ability to make certain dividend payments on the Series A Preferred Stock. See discussion concerning dividends and restrictions in payment of dividends below under “Dividend Policy.”

Risk factors	Investing in our Common Stock or Series A Preferred Stock involves risks. You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our Common Stock or Series A Preferred Stock.

Nasdaq ticker symbol for Common Stock	“GTX.”

OTC ticker symbol for Series A Preferred Stock	“GTXAP”

RISK FACTORS

An investment in the Securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our Securities could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to Our Business

Please see “Part I. Item 1A-Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and “Part II. Item 1A-Risk Factors” contained in our subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, each of which are incorporated by reference herein, for risk factors related to our business.

Risks Related to Our Emergence from Bankruptcy

We recently emerged from bankruptcy, which could adversely affect our business and relationships.

It is possible that our having filed for bankruptcy and our recent emergence from the Chapter 11 Cases could adversely affect our business and relationships with vendors, suppliers, service providers, customers, employees and other third parties. Due to uncertainties, many risks exist, including the following:

•	key suppliers could terminate their relationship or require financial assurances or enhanced performance;

•	the ability to renew existing contracts and compete for new business may be adversely affected;

•	the ability to attract, motivate and/or retain key executives and employees may be adversely affected;

•	employees may be distracted from performance of their duties or more easily attracted to other employment opportunities; and

•	competitors may take business away from us, and our ability to attract and retain customers may be negatively impacted.

The occurrence of one or more of these events could have a material and adverse effect on our results of operations, financial condition, business and reputation. We cannot assure you that having been subject to bankruptcy protection and the Chapter 11 Cases will not adversely affect our future results of operations, financial condition and business.

Our actual financial results after emergence from bankruptcy protection may not be comparable to our historical financial information.

We emerged from bankruptcy protection under Chapter 11 of the Bankruptcy Code on April 30, 2021. As a result of the implementation of the Plan and the transactions contemplated thereby, our future results of operations, financial condition and business may not be comparable to the results of operations, financial condition and business reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our Securities.

Our actual financial results may vary significantly from the projections that were filed with the Bankruptcy Court.

In connection with our disclosure statement relating to the Plan (the “Disclosure Statement”), and the hearing to consider confirmation of the Plan, we prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and our ability to continue operations upon our emergence from the Chapter 11 Cases. This projected financial information was prepared by, and is the responsibility of, our management. Our auditors, Deloitte SA, neither examined, compiled nor performed any procedures with respect to the projected financial information and, accordingly, Deloitte SA has expressed no opinion or any other form of assurance with respect thereto. The Deloitte SA report incorporated by reference in this document relates to our historical financial information. It does not extend to the projected financial information prepared for the Bankruptcy Court and should not be read to do so. Those projections were prepared solely for the purpose of the Chapter 11 Cases and have not been, and will not be, updated on an ongoing basis. Those projections are not included in this prospectus and have not been incorporated by reference into this prospectus and should not be relied upon in connection with the purchase or sale of the Common Stock or the Series A Preferred Stock. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were and remain beyond our control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks and the assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections that were prepared in connection with the Disclosure Statement and the hearing to consider confirmation of the Plan.

Our unaudited pro forma financial information may not be representative of our future results.

The pro forma financial information incorporated by reference in this prospectus does not purport to be indicative of the financial information that will result from our future operations. While the pro forma financial information presented in this prospectus is based in part on assumptions that we believe are reasonable, we cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma financial information incorporated by reference in this prospectus does not purport to be indicative of what our results of operations and financial condition will be in the future.

Upon our emergence from bankruptcy, the composition of our Board of Directors changed significantly.

Pursuant to the Plan, the composition of our Board changed significantly upon our emergence from bankruptcy. Our Board is now made up of nine directors, comprising three directors designated by Oaktree, three directors designated by Centerbridge, one director elected by Honeywell, one director designated by the Additional Investors and one director that is a member of our executive management team. Furthermore, pursuant to the terms of the Investor Rights Agreement for the Series A Preferred Stock, each of Centerbridge and Oaktree have the right to designate three directors for election to the Board at each meeting of stockholders of the Company, provided that the number of directors that each of Centerbridge and Oaktree are entitled to designate will be subject to proportionate reduction in the event that Centerbridge or Oaktree, as applicable, cease to own at least 60%, 40% or 20% of their initial aggregate holdings of Common Stock (on an as-converted basis) as of the Effective Date. Furthermore, certain holders of our Series A Preferred Stock are entitled to designate one director for election to the Board at each meeting of stockholders of the Company, provided that such holders continue to own at least 60% of their initial aggregate holdings of Common Stock (on an as-converted basis) as of the Effective Date. Pursuant to the terms of the Certificate of Designations for the Series B Preferred Stock, Honeywell has the right to elect one director to the Board at each meeting of stockholders of the Company, provided that at least $125 million shares of Series B Preferred Stock remain outstanding.

The new directors have different backgrounds, experiences and perspectives from those individuals who previously served on the Board and, thus, may have different views on the issues that will determine the future of the Company. The ability of our new directors to quickly expand their knowledge of our operations, strategies and technologies will be critical to their ability to make informed decisions about our strategy and operations, particularly given the competitive environment in which our business operates. If our Board is not sufficiently informed to make these decisions, our ability to compete effectively and profitably could be adversely affected.

Other than our chief executive officer, none of the members that have been appointed to the Board were members of the Board or included in the management of the Company prior to the Chapter 11 Cases. Therefore, there is no guarantee that the new Board, or any future Boards, will pursue, or will pursue in the same manner, our strategic plans in the same manner as our prior Board. As a result, the future strategy and plans of the Company may differ materially from those of the past.

The ability to attract and retain key personnel is critical to the success of our business and may be affected by our emergence from bankruptcy.

The success of our business depends on key personnel. The ability to attract and retain these key personnel may be difficult in light of our emergence from bankruptcy, the uncertainties currently facing the business and changes we may make to the organizational structure to adjust to changing circumstances. We may need to enter into retention or other arrangements that could be costly to maintain. If executives, managers or other key personnel resign, retire or are terminated or their service is otherwise interrupted, we may not be able to replace them in a timely manner and we could experience significant declines in productivity.

Risks Related to Our Capital Structure

We have substantial debt following our emergence from the Chapter 11 Cases and may be unable to generate sufficient cash flows from operations to meet our debt service and other obligations.

We have substantial consolidated indebtedness. On April 30, 2021, we entered into a Senior Credit Facility consisting of (i) $715 million of USD-denominated term loans, (ii) €450 million of EUR-denominated term loans and (iii) a revolving credit facility of up to $300 million. As of March 31, 2021, after giving pro forma effect to the Company’s emergence from bankruptcy, we would have had approximately $1,199 million of consolidated outstanding indebtedness with respect to the Senior Credit Facility. Furthermore, we have substantial payment obligations to Honeywell under the terms of the Series B Preferred Stock (see “—We have substantial payment obligations to Honeywell under the terms of the Series B Preferred Stock” below). As of March 31, 2021, after giving pro forma effect to the Company’s emergence from bankruptcy, our liabilities with respect to our payment obligations to Honeywell under the terms of the Series B Preferred Stock would have been approximately $584 million (representing the present value of all remaining amortization payments due under the outstanding Series B Preferred Stock, discounted at a rate of 7.25% per annum). Our projected annualized cash interest expense would have been approximately $91 million based on our consolidated indebtedness and interest rates at March 31, 2021, after giving pro forma effect to the Company’s emergence from bankruptcy, but without giving effect to any subsequent borrowings or payments under the Senior Credit Facility, of which approximately $47 million represents cash interest expense on variable-rate obligations.

Our ability to generate sufficient cash flows from operations to make payments for scheduled debt service and other obligations depends on a range of economic, competitive and business factors, many of which are outside of our control. Weakness in economic conditions and our performance beyond our expectations would exacerbate these risks. Our business may generate insufficient cash flows from operations to meet our debt service and other obligations, and currently anticipated cost savings, working capital reductions and operating improvements may not be realized on schedule, or at all. To the extent our cash flow from operations is insufficient to fund our debt service and other obligations, aside from our current liquidity, we would be dependent on outside capital to meet the funding of our debt service and other obligations and to fund capital expenditures. We were previously forced to take actions to restructure and refinance our indebtedness and other obligations and there can be no assurances that we will be able to meet our scheduled debt service and other obligations in the future.

If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or issue additional equity securities. We may be unable to refinance any of our indebtedness, sell assets or issue equity securities on commercially reasonable terms, or at all, which could cause us to default on our obligations and result in the acceleration of our debt obligations. Our inability to generate sufficient cash flows to satisfy our outstanding debt and other obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our results of operations, financial condition and business.

We have substantial payment obligations to Honeywell under the terms of the Series B Preferred Stock.

Under the terms of the Series B Preferred Stock issued to Honeywell pursuant to the Plan, we are obligated to pay an aggregate of $834.8 million to Honeywell, payable in annual cash installments beginning in 2022 and ending in 2030, subject to various conditions and put and call rights set forth in the Certificate of Designations for the Series B Preferred Stock. As of March 31, 2021, after giving pro forma effect to the Company’s emergence from bankruptcy, our liabilities with respect to our payment obligations to Honeywell under the terms of the Series B Preferred Stock would have been approximately $584 million (representing the present value of all remaining amortization payments due under the outstanding Series B Preferred Stock, discounted at a rate of 7.25% per annum). Our ability to generate sufficient cash flows from operations to make such scheduled payments to Honeywell, or payments in connection with the exercise of put or call rights, will depend on a range of economic, competitive and business factors, many of which are outside of our control. Weakness in economic conditions and our performance beyond our expectations would exacerbate these risks. Our inability to generate sufficient cash flows to satisfy our obligations under the terms of the Series B Preferred Stock would have a material adverse effect on our results of operations, financial condition and business.

Our substantial indebtedness and other obligations could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

Our substantial consolidated indebtedness could have other important consequences, including but not limited to the following:

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	a substantial portion of our cash flows from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies, or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness and other obligations;

•	it may adversely affect terms under which suppliers provide material and services to us; and

•	it may limit our ability to borrow additional funds or dispose of assets.

There would be a material adverse effect on our results of operations, financial condition and business if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still be able to incur significant additional indebtedness. This could intensify the risks described above and below.

We may be able to incur substantial additional indebtedness in the future. Although the terms governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, and the indebtedness we may incur in compliance with these restrictions could be substantial. Increasing our indebtedness could intensify the risks described above and below.

Our Senior Credit Facility and the terms of the Series A Preferred Stock contains operating and financial restrictions that may restrict our business and financing activities.

The terms governing our outstanding debt and our Series A Preferred Stock contain, and any future indebtedness we incur would likely contain, numerous restrictive covenants that impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends on our Series A Preferred Stock, Common Stock and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A downgrade in our debt ratings could restrict our access to, and negatively impact the terms of, current or future financings or trade credit.

Standard & Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings on us and certain of our debt. Any decision by these ratings agencies to downgrade the ratings of debt issued in connection with our emergence from bankruptcy or to put them on negative watch in the future could restrict our access to, and negatively impact the terms of, current or future financings and trade credit extended by our suppliers of raw materials or other vendors.

Honeywell has the right to require the repayment of the Series B Preferred Stock in full in certain circumstances.

Under the terms of the Series B Preferred Stock, if (i) our Adjusted EBITDA (as defined in the Certificate of Designations for the Series B Preferred Stock) on a consolidated basis for the prior twelve months reaches $600 million for two consecutive quarters, (ii) a change of control occurs, (iii) we or our Board asserts in writing that any portion of the Series B Preferred Stock is invalid or unenforceable, (iv) our indebtedness outstanding under the Senior Credit Facility is accelerated (and such acceleration is not rescinded), or (v) we or any of our material subsidiaries file for bankruptcy or similar creditor protection then, in each case, Honeywell has the right to cause us to repurchase, or in the case of clauses (ii), (iii), (iv), and (v) we will be required to repurchase, all of the remaining Series B Preferred Stock, at an amount equal to the present value of all remaining amortization payments due under the outstanding Series B Preferred Stock, discounted at a rate of 7.25% per annum. Any such required repurchase could have a material adverse effect on our financial condition or available liquidity.

Our ability to carry out our business plan, to fund and conduct our business, service our debt and pay dividends (if any) depends on cash flows generated by our subsidiaries.

As a holding company, our principal source of revenue and cash flow is distributions from our subsidiaries. Therefore, our ability to carry out our business plan, to fund and conduct our business, service our debt and pay dividends (if any) in the future will depend on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they may be wholly owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. The ability of our subsidiaries to distribute cash to us may also be subject to, among other things, future restrictions that are contained in our subsidiaries’ agreements (as entered into from time to time), availability of sufficient funds in such subsidiaries and applicable laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, this could materially limit our ability to fund and conduct our business, service our debt and pay dividends (if any).

If securities analysts do not publish research or reports about our business or if they downgrade or provide negative outlook on our stock or our sector, our stock price and trading volume could decline

The trading markets for our Securities rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on Securities or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Securities could decline. If one or more of these analysts cease coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause the price or trading volume of our Securities to decline.

Ownership position of certain of our stockholders may lead to conflicts of interest and could negatively impact the price of our securities.

As of April 30, 2021, Centerbridge beneficially owned shares of Common Stock and Series A Preferred Stock (together, the “Voting Securities”) representing 23.0% of the total voting power of the Company’s outstanding Voting Securities and Oaktree beneficially owned Voting Securities representing 23.2% of the total voting power of the Company, which in total represents 46.2% of the total voting power of the Company’s outstanding Voting Securities. As a result, these two stockholders in and of themselves have the ability to influence significantly all matters requiring approval by our stockholders. These two stockholders may have interests that differ from other stockholders, and they may each vote in a way with which other stockholders disagree and either or both may be adverse in the future to the interests of other stockholders. The concentration of ownership of our Voting Securities may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their Securities as part of a sale of our Company, and consequently may affect the market price of our Securities. This concentration of ownership of our Voting Securities may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to holders of Common Stock or Series A Preferred Stock to make claims on our assets, and the terms of any additional debt could restrict our operations, including our ability to pay dividends on our Common Stock or Series A Preferred Stock. If we issue additional equity securities, existing holders of our Securities may experience dilution.

Our Certificate of Incorporation (as defined below) permits our Board of Directors to issue additional shares of preferred stock which could have rights and preferences senior to those of our Common Stock or (subject to the consent of holders of a majority of the outstanding shares of Series A Preferred Stock and holders of the Series B Preferred Stock) the Series A Preferred Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our security holders bear the risk of our future securities offerings reducing the market price of our Securities, diluting their interest or being subject to rights and preferences senior to their own.

We expect to make significant grants under our equity incentive program.

We have reserved for issuance a number of shares of Common Stock (or other securities convertible or exercisable into Common Stock) equal to up to 10% of the total number of shares of Common Stock outstanding immediately following the Effective Date (on an as-converted basis), for awards under a new management equity compensation plan adopted by the Board on May 25, 2021 (the “MIP”). The issuance of Common Stock pursuant to the MIP following the Effective Date has been authorized by the Bankruptcy Court pursuant to the Confirmation Order.

We expect to make significant grants of Common Stock, options to purchase shares of Common Stock or other securities convertible into Common Stock, to our employees, officers or directors under the MIP. To the extent that shares of Common Stock are granted, or options to purchase Common Stock are granted, exercised and converted, existing holders of our Securities may experience dilution. Any such issuances of Common Stock pursuant to the MIP will not require stockholder approval.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and our Second Amended and Restated Bylaws, as amended (our “Bylaws”), may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the Securities held by our stockholders. These provisions provide for, among other things:

•	the ability of our Board to issue, and determine the rights, powers and preferences of, one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings; and

•	certain limitations on convening special stockholder meetings.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. Moreover, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting securities from merging or combining with us for a three-year period beginning on the date of the transaction in which the person acquired in excess of 15% of our outstanding voting securities, unless the merger or combination is approved in a prescribed manner. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Securities. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. The acquisition of shares of Series A Preferred Stock pursuant to the Plan by Centerbridge and Oaktree was approved by our Board for purposes of Section 203 of the Delaware General Corporation Law.

Risks Related to Our Series A Preferred Stock and this Offering

There is no public market for the Series A Preferred Stock.

There is no established public trading market for the Series A Preferred Stock, and there can be no guarantee that any such market will develop in the future. In addition, we are not required to list the Series A Preferred Stock on any national securities exchange. To the extent that the Series A Preferred Stock is not listed on any national securities exchange, the lack of such listing may impair the ability of holders of the Series A Preferred Stock to sell their shares at the time they wish to sell them or at a price that they consider reasonable without first converting the Series A Preferred Stock into Common Stock or at all. The lack of listing on a national securities exchange may also reduce the fair market value of the shares of the Series A Preferred Stock. Furthermore, without a listing on a national securities exchange, because of the potentially limited market and low volume of trading in the Series A Preferred Stock, the price of the Series A Preferred Stock could be more likely to be affected by broad market fluctuations, general market conditions, fluctuations in our operating results, changes in the markets’ perception of our business, and announcements made by us, our competitors, or parties with whom we have business relationships.

The trading price of our Series A Preferred Stock may decline for many reasons, including as a result of sales by initial holders pursuant to their registration rights, or the perception that such sales may occur.

The trading price of our Series A Preferred Stock may decline for many reasons, some of which are beyond our control. In the event of a drop in the market price of our Series A Preferred Stock, you could lose a substantial part or all of your investment in our Series A Preferred Stock.

Numerous factors, including those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as the following, among others, could affect the prices of our Series A Preferred Stock:

•	our results of operations and financial condition;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•

changes in expectations as to our future results of operations and prospects, including financial estimates and projections by securities analysts and investors or failure to meet analysts’ performance expectations;

•	results of operations that vary from those expected by securities analysts and investors;

•	strategic actions by our competitors;

•	strategic decisions by us, our customers or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	changes in applicable laws and regulations;

•	changes in accounting principles;

•	future sales of our Series A Preferred Stock, or the perception that such sales could occur, by us, the selling security holders, significant security holders or our directors or executive officers;

•	additions or departures of key members of management;

•	any increased indebtedness we may incur in the future;

•	changes in general and industry-specific market and economic conditions, including fluctuations in commodity prices;

•	the development and sustainability of an active trading market for our Series A Preferred Stock;

•	volatile and unpredictable developments, including man-made, weather-related and other natural disasters, catastrophes or terrorist attacks in the geographic regions in which we operate; and

•	pandemics, epidemics, outbreaks, or other public health events, such as the COVID-19 pandemic; and

•	increased competition, or the performance, or the perceived or anticipated performance, of our competitors.

Our Series A Preferred Stock is subordinated to our indebtedness upon liquidation

In the event of our liquidation, dissolution or winding up, our Series A Preferred Stock would rank below all debt and other general unsecured claims against us. As a result, holders of our Series A Preferred Stock will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to debt holders have been satisfied.

Preference dividends may only be paid when, as and if declared by disinterested directors out of funds legally available.

Holders of the Series A Preferred Stock are only entitled to receive preference dividends on the Series A Preferred Stock when, as and if declared by a committee of disinterested directors out of funds legally available thereof. Any declaration and payment of preference dividends on the Series A Preferred Stock in the future will depend on our earnings and financial condition, our liquidity and capital requirements, the general economic climate, the terms of our equity securities, contractual restrictions, our ability to service any debt obligations senior to our Series A Preferred Stock and other factors deemed relevant by such committee of disinterested directors. There is no guarantee that preference dividends will be paid regularly or at all.

For more information on restrictions on our ability to declare or pay preference dividends on the Series A Preferred Stock, see “The terms of the Senior Credit Facility restrict our ability to make dividend payments on the Series A Preferred Stock until December 31, 2022.”

Preference dividends may not be paid if we do not generate sufficient Consolidated EBITDA.

Notwithstanding any other terms of the Series A Preferred Stock, holders of the Series A Preferred Stock are not entitled to receive a preference dividend during any period when the Consolidated EBITDA (as defined in the Certificate of Designations for the Series A Preferred Stock) for the most recent four fiscal quarters for which financial statements of the Company are available is less than $425 million. Dividends on the Series A Preferred

Stock will accumulate whether or not declared. The inability, or anticipated inability of holders of the Series A Preferred Stock to receive preference dividends may adversely affect the market price of our Series A Preferred Stock.

The terms of the Senior Credit Facility restrict our ability to make dividend payments on the Series A Preferred Stock until December 31, 2022.

The terms of the Senior Credit Facility include restrictions on our ability to make dividend payments or distributions on, or redeem or otherwise acquire, our outstanding equity interests, including the Series A Preferred Stock and Common Stock, in each case subject to certain exceptions and carve-outs. During the fiscal years ending December 31, 2021 and December 31, 2022, we may not make such payments or redemptions in cash solely with respect to the Series A Preferred Stock unless a ratable payment (on an as-converted basis) is made to holders of the Common Stock and such payments would otherwise be permitted under the terms of the Senior Credit Facility. Our ability to make ratable payments to holders of the Series A Preferred Stock and Common Stock is restricted by the terms of the Certificate of Designations for the Series A Preferred Stock.

Accrued and unpaid preference dividends may be paid in Common Stock in the event of a voluntary or automatic conversion, and there may not be a market for such Common Stock.

In the event of a voluntary or automatic conversion of the Series A Preferred Stock into Common Stock pursuant to the terms thereof, the Company will have the option to pay any accrued and unpaid preference dividends on the Series A Preferred Stock in Common Stock, converted at the lesser of (i) the 30-day volume weighted average price per share of the Common Stock of the Company at the time of such conversion; or (ii) the fair market value per share of the Common Stock of the Company at the time of such conversion as determined by the Board. There may not be a market for any shares of Common Stock that may be issued by the Company as payment for accrued and unpaid preference dividends on the Series A Preferred Stock. Voluntary or automatic conversions will result in significant, material dilution to holders of Common Stock.

The Series A Preferred Stock will automatically convert into Common Stock in certain circumstances.

All outstanding Series A Preferred Stock will convert into Common Stock of the Company automatically (i) at any time upon the adoption of a resolution of a majority of holders of Series A Preferred Stock to convert the outstanding shares of Series A Preferred Stock into Common Stock or (ii) on the first date on or after April 30, 2023 on which (A) the aggregate stated amount of all outstanding shares of Series B Preferred Stock is an amount less than or equal to $125 million; (B) the Common Stock of the Company has a 75-day volume-weighted average price per share that is greater than or equal to 150% of the conversion price (which is initially equal to $5.25 per share of Common Stock, subject to any adjustments pursuant to the terms of the Series A Preferred Stock); and (C) the Company’s Consolidated EBITDA for the last twelve months ended as of the last day of each of the two most recent fiscal quarters is greater than or equal to $600 million. Such issuances of Common Stock upon conversion of the Series A Preferred Stock may depress the price of the Common Stock and, as a consequence, cause a decrease in the price of the Series A Preferred Stock. Furthermore, holders whose shares of Series A Preferred Stock are converted into Common Stock will no longer enjoy priority over other holders of Common Stock in the event of the liquidation, dissolution or winding up of the Company. Any automatic conversions will result in significant, material dilution to holders of Common Stock.

The Series A Preferred Stock is redeemable at our option in certain circumstances.

We may, at our option, redeem all but not less than all of the outstanding shares of Series A Preferred Stock (i) at any time following the date which is six (6) years after the Effective Date or (ii) in connection with the consummation of a Change of Control (as defined in the Series A Certificate of Designations), for a cash purchase price equal to $5.25 plus accrued and unpaid preference dividends on the Series A Preferred Stock (whether or not authorized or declared) as of any such redemption date, provided that we have sufficient funds legally available to fully pay the redemption price in respect of all shares of Series A Preferred Stock called for redemption. In the event we exercise our option to redeem the Series A Preferred Stock, you may be unable to reinvest your proceeds from such redemption in an investment with a return that is as high as the return on your shares of Series A Preferred Stock would have been if they had not been redeemed.

Risks Related to Our Common Stock and this Offering

The trading price of our Common Stock may decline, including as a result of sales by initial holders pursuant to their registration rights, or the perception that such sales may occur.

The trading price of our Common Stock may decline for many reasons, some of which are beyond our control. In the event of a drop in the market price of our Common Stock, you could lose a substantial part or all of your investment in our Common Stock.

Numerous factors, including those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as the following, among others, could affect the prices of our Common Stock:

•	our results of operations and financial condition;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•

changes in expectations as to our future results of operations and prospects, including financial estimates and projections by securities analysts and investors or failure to meet analysts’ performance expectations;

•	results of operations that vary from those expected by securities analysts and investors;

•	strategic actions by our competitors;

•	strategic decisions by us, our customers or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	changes in applicable laws and regulations;

•	changes in accounting principles;

•	future sales of our Securities, or the perception that such sales could occur, by us, the selling security holders, significant security holders or our directors or executive officers;

•	additions or departures of key members of management;

•	any increased indebtedness we may incur in the future;

•	changes in general and industry-specific market and economic conditions, including fluctuations in commodity prices;

•	volatile and unpredictable developments, including man-made, weather-related and other natural disasters, catastrophes or terrorist attacks in the geographic regions in which we operate; and

•	pandemics, epidemics, outbreaks, or other public health events, such as the COVID-19 pandemic; and

•	increased competition, or the performance, or the perceived or anticipated performance, of our competitors.

Our Common Stock is subordinated to our Series A Preferred Stock and to our indebtedness upon liquidation.

In the event of our liquidation, dissolution or winding up, our Common Stock would rank below the Series A Preferred Stock, the Series B Preferred Stock and all debt and other unsecured claims against us. As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to holders of our Series A Preferred Stock, Series B Preferred Stock and debt and other unsecured claims have been satisfied.

Series A Preferred Stock votes with Common Stock on an as converted basis.

Holders of the Series A Preferred Stock have to right to vote together as a single class with holders of the Common Stock on an as converted basis on all matters presented for a vote of the holders of Common Stock. Immediately following the Effective Date, holders of the Series A Preferred Stock held approximately 79.2% of the total voting power of the Company. The holders of the Series A Preferred Stock may have interests in matters brought before the stockholders that are different than the interests of holders of our Common Stock. While the holders of the Series A Preferred Stock may not act as a group, in the instances where their interests are aligned, their ability to cast votes on an as converted basis may affect the outcome of any stockholder votes on such matters and may adversely affect the market price of the Common Stock.

The Series A Preferred Stock is entitled to both preference dividends and participating dividends and no dividends may be paid on Common Stock so long as there are any accrued and unpaid dividends on the Series A Preferred Stock.

The terms of the Series A Preferred Stock place significant limitations on our ability to pay dividends on or repurchase shares of Common Stock, and payments made on the Series A Preferred Stock are expected to significantly reduce or eliminate any cash that we might otherwise have available for the payment of dividends on or the repurchase of shares of the Common Stock. In particular, no dividends may be paid on the Common Stock so long as there are any accrued and unpaid preference dividends with respect to the Series A Preferred Stock. In addition, holders of Series A Preferred Stock are entitled to such dividends or distributions paid to holders of Common Stock to same extent as if such holders of Series A Preferred Stock had converted the Series A Preferred Stock into Common Stock. As a result, the success of an investment in the Common Stock may depend entirely upon any future appreciation in the value of the Common Stock without the benefit of share repurchases by the Company. There is no guarantee that the Common Stock will appreciate in value or even maintain its initial value.

Because we currently have no plans to pay cash dividends on our Common Stock, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We currently do not expect to pay any cash dividends on our Common Stock. Any future determination to pay cash dividends or other distributions on our Common Stock will be at the discretion of the Board and will be dependent on our earnings, financial condition, operation results, capital requirements, and contractual, regulatory and other restrictions, including restrictions contained in the Senior Credit Facility, the terms of the Series A Preferred Stock and Series B Preferred Stock or agreements governing any existing and future outstanding indebtedness we or our subsidiaries may incur, on the payment of dividends by us or by our subsidiaries to us, and other factors that our Board deems relevant. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

The Series A Preferred Stock (including accrued and unpaid dividends) may convert into our Common Stock in certain circumstances and holders of our Common Stock will experience significant dilution.

Holders of the Series A Preferred Stock have the right to convert their shares of Series A Preferred Stock into Common Stock, initially based on a conversion price of $5.25 per share of Common Stock and the initial liquidation preference of the Series A Preferred Stock, subject to customary conversion procedures and anti-dilution protections. In addition, the Series A Preferred Stock may be automatically converted in the circumstances described under “Risks Related to Our Series A Preferred Stock and this Offering—The Series A Preferred Stock may automatically convert into Common Stock in certain circumstances” above. The ownership percentage represented by any shares of Common Stock held by stockholders will be subject to significant dilution in connection with any voluntary or mandatory conversion of any shares of Series A Preferred Stock into Common Stock, and any such conversion or anticipated conversion of the Series A Preferred Stock into Common stock could depress the market price of our Common Stock.

Future sales or other issuances of Common Stock or other equity securities will dilute existing holders of Common Stock and adversely affect the price of our Common Stock.

We may sell additional shares of Common Stock or other equity securities in subsequent public or private offerings. We may also issue additional shares of Common Stock or convertible securities. As of April 30, 2021, we had 65,050,367 outstanding shares of Common Stock and 247,768,962 outstanding shares of Series A Preferred Stock, including 52,471,709 shares of Common Stock and 243,265,707 shares of Series A Preferred Stock that are currently outstanding and being offered by the selling security holders pursuant to this registration statement, which may be resold in the public market.

We cannot predict the size of future issuances of our Common Stock or securities convertible into Common Stock or the effect, if any, that future issuances and sales of shares of our Common Stock or Series A Preferred Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Common Stock.

There is an increased potential for short sales of our Common Stock due to the sale of Common Stock issued upon conversion of the Series A Preferred Stock.

Downward pressure on the market price of our Common Stock that likely will result from sales of our Series A Preferred Stock (including as a result of sales by initial holders pursuant to registration rights granted under the Registration Rights Agreement) or from sales of our Common Stock issued in connection with the conversion of Series A Preferred Stock could encourage short sales of our Common Stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Such sales of our Common Stock could have a tendency to depress the price of the stock, which could increase the potential for short sales.

We may not be able to maintain a listing of our Common Stock on Nasdaq or any other national securities exchange.

We must meet certain financial and liquidity criteria in order to maintain a listing of our Common Stock on Nasdaq. If we violate Nasdaq listing requirements, our Common Stock may be delisted. If we fail to meet any of Nasdaq’s listing standards, our Common Stock may be delisted. In addition, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock may materially impair our shareholders’ ability to buy and sell our Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock. The delisting of our Common Stock could significantly impair our ability to raise capital and have a material adverse effect on the value of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. All statements other than statements of historical fact contained in this prospectus, including without limitation statements regarding the below, are forward-looking statements:

•	our future results of operations and financial position;

•	expectations regarding the growth of the turbocharger and electric vehicle markets and other industry trends;

•	the sufficiency of our cash and cash equivalents;

•	anticipated sources and uses of cash;

•	anticipated investments in our business;

•	our business strategy;

•	our ability to carry out our business plan;

•	pending litigation;

•	anticipated interest expense;

•	the plans and objectives of management for future operations and capital expenditures;

•	the consequences of our recent emergence from bankruptcy;

•	our ability to carry out our business plan;

•	the future trading price of our stock;

•	our ability to pay preference dividends; and

•	future sales or other issuance of equity securities.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the section titled “Risk Factors” herein and in our other filings with the SEC.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

MARKET PRICE OF OUR SECURITIES

Our Common Stock is quoted on Nasdaq under the symbol “GTX” and has been trading since May 3, 2021. No prior established public trading market existed for our Common Stock prior to this date. The following table sets forth the per share range of high and low bid information for our common stock as reported on Nasdaq for the period presented.

	High	Low
Quarter Ended:
June 30, 2021 (beginning May 3, 2021, and through June 8, 2021)	$8.90	$5.32

The closing sale price of our Common Stock on Nasdaq on June 8, 2021 was $7.75 per share. As of April 30, 2021, the date of our emergence from bankruptcy, we had approximately 32,283 holders of record of our Common Stock, based on information provided by our transfer agent.

The Series A Preferred Stock has been assigned the symbol “GTXAP” for quoting and trading in the over-the-counter market. Our Series A Preferred Stock is not listed on Nasdaq or on any other national securities exchange or any other nationally recognized trading system. As of April 30, 2021, the date of our emergence from bankruptcy, we had approximately 243 holders of record of our Series A Preferred Stock, based on information provided by our transfer agent.

USE OF PROCEEDS

The selling security holders will receive all of the net proceeds from the sale of the Securities. We will not receive any of the proceeds from the sale of the Securities by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will determine at what price they may sell the Securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

DIVIDEND POLICY

Our Board, which consists of the nine directors appointed on the Effective Date has not adopted a dividend policy with respect to our Common Stock. There can be no assurances that it will adopt a policy that contemplates paying cash dividends or other distributions with respect to our Common Stock or that will authorize share repurchases. Any future determinations relating to our dividend policies and the declaration, amount and payment of any future dividends on our Common Stock will be at the sole discretion of our Board, and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. The Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders, and such other factors as the Board may deem relevant. Furthermore, restrictive covenants in certain debt instruments and preferred stock to which we are a party, limit our ability to pay dividends, for us to receive dividends from our operating companies, or engage in share repurchases, any of which may negatively impact the trading price of our Common Stock.

Holders of our Series A Preferred Stock will be entitled to receive, when, as and if declared by a committee of disinterested directors of our Board out of funds legally available for such dividend, cumulative cash dividends at an annual rate of 11%, accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year. Such a dividend will not be declared at any time when consolidated EBITDA for the most recent four fiscal quarters for which financial statements of the Company are available is less than $425 million. Dividends on the Series A Preferred Stock will accumulate whether or not declared. Under the terms of our Series B Preferred Stock, a dividend on the Series A Preferred Stock may not be declared so long as the Company has not satisfied or cannot satisfy in full deferred redemption payments or the next scheduled redemption payment owed to holders of Series B Preferred Stock.

In addition, under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, our capital, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency has been repaired.

Furthermore, the terms of the Senior Credit Facility include restrictions on our ability to make dividend payments or distributions on, or redeem or otherwise acquire, our outstanding equity interests, including the Series A Preferred Stock and Common Stock, in each case subject to certain exceptions and carve-outs. During the fiscal years ending December 31, 2021 and December 31, 2022, we may not make such payments or redemptions in cash solely with respect to the Series A Preferred Stock unless a ratable payment (on an as-converted basis) is made to holders of the Common Stock and such payments would otherwise be permitted under the terms of the Senior Credit Facility. Our ability to make ratable payments to holders of the Series A Preferred Stock and Common Stock is restricted by the terms of the Certificate of Designations for the Series A Preferred Stock.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021, on an actual basis and on an as-adjusted basis to give effect to the emergence from bankruptcy (including, in particular, the effect of the following transactions: (i) the issuance of 65,050,367 shares of Common Stock, (ii) the issuance of 247,768,962 shares of Series A Preferred Stock, (iii) the issuance of 834,800,000 shares of Series B Preferred Stock and (iv) the entry into the Senior Credit Facility). Pursuant to the Registration Rights Agreement, we have agreed to pay certain expenses of the selling security holders incurred in connection with the sale of the Securities from time to time pursuant to this prospectus, but will not pay any underwriters’ discounts or commissions. The selling security holders will receive all of the proceeds from the sale of the Securities offered from time to time under this prospectus. We will not receive any proceeds from the sale of Securities from time to time pursuant to this prospectus.

You should read this table with the sections entitled “Selected Consolidated Financial Data” and “Management Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in the documents incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 16, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 29, 2021, and our Current Report on Form 8-K filed with the SEC on May 28, 2021. For further description of the adjustments set forth in table below, please see the pro forma financial information incorporated by reference in this prospectus.

	As of March 31, 2021 (Dollars in millions)
	Actual	As Adjusted
Cash and cash equivalents	$382	$237

Short-term debt, including current portion of Long-term debt and mandatorily redeemable Preferred Stock B	476	38
Long-term debt, non-current portion	1,049	1,196
Mandatorily Redeemable Preferred B Stock, non-current portion	—	549

Total Indebtedness	1,525	1,783
Equity:
Common stock, par value $0.001; 400,000,000 shares authorized, 76,531,559 shares issued and outstanding, 65,050,367 shares issued and outstanding, as adjusted	—	—
Series A Preferred Stock, par value $0.001, 247,771,429 shares authorized, 0 shares issued and outstanding, 247,768,962 shares issued and outstanding, as adjusted	—	—
Additional paid-in capital	30	1,331
Retained (deficit)	(2,312)	(2,071)
Accumulated other comprehensive loss	(18)	(18)

Total stockholders’ deficit	$(2,300)	$(758)

Total capitalization	$(775)	$(1,025)

The number of shares of our Common Stock set forth in the table above excludes:

•	Common Stock reserved for issuance under an equity compensation plan, the terms of which are to be established by the Board.

•	Common stock reserved for issuance upon conversion of the Series A Preferred Stock.

MANAGEMENT

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Robert Shanks, Steven Silver and Julia Steyn, who serves as chair. No member of our Compensation Committee is or has been an officer or employee of the Company.

None of our executive officers currently serve, nor in the past year have served, as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

SELLING SECURITY HOLDERS

This prospectus relates to the offering for resale from time to time, in one or more offerings, of up to an aggregate of 52,471,709 shares of Common Stock owned by the selling security holders, 243,265,707 shares of Series A Preferred Stock and 243,265,707 shares of Common Stock issuable upon conversion of Series A Preferred Stock.

The Securities were obtained by the selling security holders named below pursuant to the Plan. We are registering the Securities pursuant to the Rights Registration Agreement, as described under “Description of Capital Stock.”

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the Securities owned by them, but make no representation that any of the Securities will be offered for sale.

The table below presents information regarding the selling security holders and the Securities that the selling security holders may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the name of the selling security holders;

•

the number of shares of Common Stock or Series A Preferred Stock, as applicable, beneficially owned by the selling security holders prior to the sale of the Common Stock or Series A Preferred Stock, as applicable, covered by this prospectus;

•	the number of shares of Common Stock or Series A Preferred Stock, as applicable, that may be offered by the selling security holders for sale pursuant to this prospectus;

•

the number of shares of Common Stock or Series A Preferred Stock, as applicable, beneficially owned by the selling security holders following the sale of any Common Stock or Series A Preferred Stock, as applicable, covered by this prospectus; and

•

the percentage of Common Stock (including, on an as-converted basis, the Series A Preferred Stock) beneficially owned by the selling security holders following the sale of any Common Stock or Series A Preferred Stock, as applicable, covered by this prospectus.

All information with respect to selling security holders’ beneficial ownership of the Securities has been furnished by or on behalf of the selling security holders and is as of May 26, 2021. We believe, based on information supplied by the selling security holders, that except as may otherwise be indicated in the footnotes to the table below, the selling security holders have sole voting and dispositive power with respect to the Securities reported as beneficially owned by them. Because the selling security holders identified in the table may sell some or all of the Securities owned by them which is included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities, no estimate can be given as to the number of Securities available for resale hereby that will be held by the selling security holders upon termination of this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Securities it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the selling security holders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the Securities beneficially owned by them that is covered by this prospectus, but will not sell any other Securities that they may presently own. The percent of beneficial ownership for the selling security holders is based on 65,050,367 shares of our Common Stock outstanding as of April 30, 2021.

All information with respect to beneficial ownership by the selling security holders has been furnished by the respective selling security holders. We have not sought to independently verify such information.

The amounts and percentages of Securities beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated Securities and has not pledged any such Securities as security. Our Series A Preferred Stock is convertible into Common Stock, at the option of each holder, on January 1, April 1, July 1 and October 1 of each year.

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
1993 GF PARTNERSHIP #2	100	100	144	144	—	—	144	144	—	—
1993 GF PARTNERSHIP LC	4,250	4,250	6,158	6,158	—	—	6,158	6,158	—	—
ADAR1 PARTNERS LP	—	—	43,468	43,468	—	—	43,468	43,468	—	—
ALEXANDER BODINI FOUNDATION	4,000	4,000	5,795	5,795	—	—	5,795	5,795	—	—
ALEXANDER L SCHERER ROLLOVER IRA	—	—	73,111	73,111	—	—	73,111	73,111	—	—
ALLUVIAL FUND LP	180,900	180,900	262,114	262,114	—	—	262,114	262,114	—	—
ALTA FUNDAMENTAL ADVISERS MASTER LP	59,980	59,980	86,908	86,908	—	—	86,908	86,908	—	—
ALVARO JAGOBA GARCIA RODRIGUEZ	2,000	—	2,897	897	4,000	*	2,897	897	2,000	*
AMBERLEY FUND LLC	25,000	25,000	36,223	36,223	—	—	36,223	36,223	—	—
AMIR ATTAAR	10,500	10,500	15,213	15,213	—	—	15,213	15,213	—	—
ARTHUR MINSOR	1,100	1,100	1,594	1,594	—	—	1,594	1,594	—	—
ASSOCIATED CAPITAL GROUP INC	300	300	434	434	—	—	434	434	—	—
ATTESTOR VALUE MASTER FUND LP(7)	3,147,970	3,147,970	4,839,004	4,839,004	—	—	4,839,004	4,839,004	—	—
AVARITIA BV	2,500	2,500	3,622	3,622	—	—	3,622	3,622	—	—
AVG LIMITED PARTNERSHIP	1,750	1,750	2,535	2,535	—	—	2,535	2,535	—	—
AVG LIMITED PARTNERSHIP #2	1,850	1,850	2,680	2,680	—	—	2,680	2,680	—	—
AVRUM GRAY FAMILY FUND	50	50	72	72	—	—	72	72	—	—
AVRUM GRAY ROTH IRA	4,500	4,500	6,520	6,520	—	—	6,520	6,520	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
B RILEY SECURITIES INC	—	—	144,895	144,895	—	—	144,895	144,895	—	—
BAUPOST GROUP SECURITIES LLC(8)	3,575,000	3,575,000	27,308,160	27,308,160	—	—	27,308,160	27,308,160	—	—
BENJAMIN R HACKER	12,309	12,309	17,832	17,832	—	—	17,832	17,832	—	—
BENJAMIN WHITE	1,500	1,500	2,173	2,173	—	—	2,173	2,173	—	—
BILL KALDIS	35,000	35,000	50,713	50,713	—	—	50,713	50,713	—	—
BLACKWELL PARTNERS LLC - SERIES A	402,630	402,630	583,391	583,391	—	—	583,391	583,391	—	—
BOOTHBAY ABSOLUTE RETURN STRATEGIES LP	—	—	426,895	426,895	—	—	426,895	426,895	—	—
BOOTHBAY DIVERSIFIED ALPHA MASTER FUND LP	—	—	235,822	235,822	—	—	235,822	235,822	—	—
BOSTON COLLEGE FUND #2	8,000	8,000	11,591	11,591	—	—	11,591	11,591	—	—
BRAIL PARTNERS LP	100,000	100,000	123,600	123,600	—	—	123,600	123,600	—	—
BRC PARTNERS OPPORTUNITY FUND LP	—	—	289,790	289,790	—	—	289,790	289,790	—	—
BRIAN ZORB	458	458	663	663	—	—	663	663	—	—
BRIGHT SIDE PARTNERS LP	6,000	6,000	8,693	8,693	—	—	8,693	8,693	—	—
CANARY SC MASTER FUND LP(9)	1,603,445	1,603,445	3,708,277	3,708,277	—	—	3,708,277	3,708,277	—	—
CATHERINE ZYETZ	19	19	27	27	—	—	27	27	—	—
CENTERBRIDGE PARTNERS, L.P. (on behalf of its affiliates) (10)	3,390,000	3,390,000	66,207,182	66,207,182	—	—	66,207,182	66,207,182	—	—
CHARLESTOWN JUPITER FUND LLC	78,000	78,000	26,937	26,937	—	—	26,937	26,937	—	—
CHRISTIAN ENDTER	2,500	2,500	3,622	3,622	—	—	3,622	3,622	—	—
CHRISTOPHER GUTHRIE	2,000	—	2,897	2,897	2,000	*	2,897	2,897	—	—
COVISTA VALUE FUND LP	8,000	8,000	11,591	11,591	—	—	11,591	11,591	—	—
CRANE CO PENSION PLAN	2,000	2,000	2,897	2,897	—	—	2,897	2,897	—	—
CRESCENT 1 LP(11)	2,095,093	2,095,093	4,845,308	4,845,308	—	—	4,845,308	4,845,308	—	—
CROWNE INVESTMENTS LLC	50,000	50,000	72,447	72,447	—	—	72,447	72,447	—	—
CRS MASTER FUND LP(12)	1,994,954	1,994,954	4,613,717	4,613,717	—	—	4,613,717	4,613,717	—	—
CYRUS 1740 MASTER FUND LP (13)	264,724	264,724	612,225	612,225	—	—	612,225	612,225	—	—
CYRUS OPPORTUNITIES MASTER FUND II LTD(14)	3,593,111	3,593,111	8,309,765	8,309,765	—	—	8,309,765	8,309,765	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
CYRUS SELECT OPPORTUNITIES MASTER FUND II LP(15)	41,955	41,955	97,029	97,029	—	—	97,029	97,029	—	—
CYRUS SELECT OPPORTUNITIES MASTER FUND LTD(16)	617,127	617,127	1,427,225	1,427,225	—	—	1,427,225	1,427,225	—	—
DANA HOLDINGS CORP PENSION TRUST	12,000	12,000	17,387	17,387	—	—	17,387	17,387	—	—
DANIEL CARPENTER	800	—	359	359	800	*	359	359	—	—
DAVID & LORENE BONN TLC	9,000	9,000	13,040	13,040	—	—	13,040	13,040	—	—
DAYLE SUNOHARA	14,500	14,500	21,009	21,009	—	—	21,009	21,009	—	—
DE MAI	1,550	1,550	696	696	—	—	696	696	—	—
DELTEC SPECIAL SITUATIONS PARTNERS LP	200,000	200,000	289,790	289,790	—	—	289,790	289,790	—	—
DENIS GILL & FRANCES GILL	—	—	3,622	3,622	—	—	3,622	3,622	—	—
DON SANDERS	50,000	50,000	72,447	72,447	—	—	72,447	72,447	—	—
DONALD A MORRIS	400	200	89	89	200	*	89	89	—	—
DONALD NUSS MD PROFIT SHARING PLAN	2,000	2,000	2,897	2,897	—	—	2,897	2,897	—	—
DOUGLAS R JAMIESON	1,000	—	1,448	1,448	1,000	*	1,448	1,448	—	—
DRAKES LANDING ASSOCIATES LP	66,831	66,831	94,226	94,226	—	—	94,226	94,226	—	—
ELLEN L GROSSMAN ROTH IRA	2,000	2,000	897	897	—	—	897	897	—	—
EQ ADVISORS TRUST - 1290 VT GAMCO SMALL COMPANY VALUE	305,000	305,000	441,930	441,930	—	—	441,930	441,930	—	—
F HARLAN BATRUS	3,000	3,000	4,346	4,346	—	—	4,346	4,346	—	—
FIN CAPITAL PARTNERS LP(17)	446,955	446,955	684,045	684,045	—	—	684,045	684,045	—	—
FOCUS INVESTMENTS LLC	2,000	2,000	2,897	2,897	—	—	2,897	2,897	—	—
FORAGER CAPITAL MANAGEMENT, LLC	612,400	612,400	718,679	718,679	—	—	718,679	718,679	—	—
FORDHAM PREPARATORY SCHOOL ENDOWMENT	2,200	2,200	3,187	3,187	—	—	3,187	3,187	—	—
FREDERICK G BORNS	84	84	121	121	—	—	121	121	—	—
GABELLI ASSOCIATES FUND	53,100	53,100	76,939	76,939	—	—	76,939	76,939	—	—
GABELLI ASSOCIATES FUND II LP	18,200	18,200	26,370	26,370	—	—	26,370	26,370	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
GABELLI ASSOCIATES LIMITED	70,700	70,700	102,440	102,440	—	—	102,440	102,440	—	—
GABELLI ASSOCIATES LIMITED II E	28,800	28,800	41,729	41,729	—	—	41,729	41,729	—	—
GABELLI GLOBAL SMALL AND MIDCAP VALUE TRUST	15,000	15,000	21,734	21,734	—	—	21,734	21,734	—	—
GABELLI INTERNATIONAL LIMITED	56,000	56,000	81,141	81,141	—	—	81,141	81,141	—	—
GABELLI MERGER PLUS+ TRUST PLC	28,683	28,683	41,560	41,560	—	—	41,560	41,560	—	—
GABELLI PERFORMANCE PARTNERSHIP LP	36,000	36,000	52,162	52,162	—	—	52,162	52,162	—	—
GABELLI VALUE PLUS+ TRUST PLC	90,000	90,000	130,405	130,405	—	—	130,405	130,405	—	—
GAMCO INTERNATIONAL SICAV - GAMCO MERGER ARBITRAGE	137,957	137,957	199,892	199,892	—	—	199,892	199,892	—	—
GARIPPA LOTZ & GIANNUARIO PSP	1,000	1,000	1,448	1,448	—	—	1,448	1,448	—	—
GARNETT LIVING TRUST	1,034	1,034	1,498	1,498	—	—	1,498	1,498	—	—
GEM PARTNERS LP	1,044,574	1,044,574	1,513,536	1,513,536	—	—	1,513,536	1,513,536	—	—
GENUINE PARTS COMPANY PENSION PLAN	12,000	12,000	17,387	17,387	—	—	17,387	17,387	—	—
GEORGE A ADEFF	23	33	—	—	—	—	—	—	—	—
GEORGE BARANOFF	5	5	7	7	—	—	7	7	—	—
GEORGE L BALL	5,000	5,000	7,244	7,244	—	—	7,244	7,244	—	—
HANNAH M HACKER	12,309	12,309	17,832	17,832	—	—	17,832	17,832	—	—
HASIL PATEL	32,100	32,100	46,511	46,511	—	—	46,511	46,511	—	—
HAWK RIDGE MASTER FUND LP(18)	2,336,564	2,336,564	3,686,595	3,686,595	—	—	3,686,595	3,686,595	—	—
HENRY SCHERER ROLLOVER IRA	—	—	63,240	63,240	—	—	63,240	63,240	—	—
HIELKO VAN DER HOORN	73,421	73,421	103,774	103,774	—	—	103,774	103,774	—	—
HONEYWELL INTERNATIONAL INC.(19)	2,896,116	2,896,116	4,196,330	4,196,330	—	—	4,196,330	4,196,330
HORIZON PARTNERS	9,500	9,500	13,765	13,765	—	—	13,765	13,765	—	—
HOWARD BERGER	5,000	5,000	2,244	2,244	—	—	2,244	2,244	—	—
HOWARD BERGER ROTH IRA	3,650	3,650	1,638	1,638	—	—	1,638	1,638	—	—
INVERSORA TRIGO LP	453,003	453,003	656,379	656,379	—	—	656,379	656,379	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
INVESTMENT CORPORATION OF DUBAI	752,989	—	941,818	941,818	752,989	*	941,818	941,818	—	—
IRISH DAY TRADING LTD	11,900	11,900	10,000	10,000	—	—	10,000	10,000	—	—
JACQUELYN G FINN	204,074	140,000	143,553	57,958	149,669	*	143,553	57,958	85,595	*
JAMES A DOUCETTE	—	—	405	405	—	—	405	405	—	—
JAMES WAYNE DYE	4,750	4,750	6,882	6,882	—	—	6,882	6,882	—	—
JCK REVOCABLE TRUST	10,000	10,000	14,489	14,489	—	—	14,489	14,489	—	—
JEFFREY S BOURAY	37	37	53	—	53	*	53	—	53	*
JET CAPITAL MASTER FUND LP	352,233	352,233	510,368	510,368	—	—	510,368	510,368	—	—
JET CAPITAL SELECT OPPORTUNITIES MASTER FUND LP	24,471	24,471	35,457	35,457	—	—	35,457	35,457	—	—
JIE WENG	214	214	214	214	—	—	214	214	—	—
JOHN & DEBORAH PATROUCH	2,000	2,000	2,897	2,897	—	—	2,897	2,897	—	—
JOHN COLAVITA	4,000	4,000	5,795	5,795	—	—	5,795	5,795	—	—
JOHN EDDIE WILLIAMS JR	50,000	50,000	72,447	72,447	—	—	72,447	72,447	—	—
JORIS JASPERS	8,781	8,781	12,723	12,723	—	—	12,723	12,723	—	—
JOSEPH & BARBARA RINDLER JT TEN	1,000	1,000	1,448	1,448	—	—	1,448	1,448	—	—
JOSEPH I WIESENFELD	144	144	208	208	—	—	208	208	—	—
JYG LIMITED PARTNERSHIP	3,000	3,000	4,346	4,346	—	—	4,346	4,346	—	—
JYG LIMITED PARTNERSHIP #2	1,950	1,950	2,825	2,825	—	—	2,825	2,825	—	—
KAREN WEISS	2,251	2,251	3,261	3,261	—	—	3,261	3,261	—	—
KENNETH S GROSSMAN	2,700	2,700	1,212	1,212	—	—	1,212	1,212	—	—
KENNETH S GROSSMAN IRA	6,000	6,000	2,693	2,693	—	—	2,693	2,693	—	—
KENNETH S GROSSMAN PC PENSION PLAN	96,796	96,796	43,456	43,456	—	—	43,456	43,456	—	—
KENNETH S GROSSMAN ROTH IRA	16,400	16,400	7,362	7,362	—	—	7,362	7,362	—	—
KEYFRAME FUND I LP(20)	263,900	263,900	610,320	610,320	—	—	610,320	610,320	—	—
KEYFRAME FUND II LP(21)	225,226	225,226	520,879	520,879	—	—	520,879	520,879	—	—
KEYFRAME FUND III LP(22)	564,200	564,200	1,304,822	1,304,822	—	—	1,304,822	1,304,822	—	—
KEYFRAME FUND IV LP(23)	452,724	452,724	1,047,011	1,047,011	—	—	1,047,011	1,047,011	—	—
LAURA SANDERS	20,000	20,000	28,979	28,979	—	—	28,979	28,979	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
LINDSAY JILL SONDAK	5,000	5,000	7,244	7,244	—	—	7,244	7,244	—	—
LOHIT S SHETTY	53,900	53,900	57,958	57,958	—	—	57,958	57,958	—	—
LONESTAR PARTNERS LP BY LONESTAR CAPITAL MANAGEMENT LLC ITS INVESTMENT ADVISER	2,482,290	2,482,290	3,596,716	3,596,716	—	—	3,596,716	3,596,716	—	—
LU HONG	300	300	434	434	—	—	434	434	—	—
MANOR BAY FUND LP	1,800	1,800	2,608	2,608	—	—	2,608	2,608	—	—
MARC LEHMAN	55,000	55,000	72,447	72,447	—	—	72,447	72,447	—	—
MARGARET P FRANCKS ESTATE	4,200	4,200	6,085	6,085	—	—	6,085	6,085	—	—
MARNELL MANAGEMENT FUND LP	297,270	297,270	408,994	408,994	—	—	408,994	408,994	—	—
MARTIN J HERNON	5,557	5,557	8,051	8,051	—	—	8,051	8,051	—	—
MAUPIN COX & LEGOY PSP & TRUST	4,000	4,000	5,795	5,795	—	—	5,795	5,795	—	—
MICHAEL D TOFIAS ROTH IRA	3,000	3,000	4,346	4,346	—	—	4,346	4,346	—	—
MICHAEL J CATANZARO ROTH IRA	22,500	22,500	31,674	31,674	—	—	31,674	31,674	—	—
MICHAEL L SEIFERT	128	128	185	185	—	—	185	185	—	—
MICHAEL S HARTMAN	81	81	36	36	—	—	36	36	—	—
MINDY S TOFIAS ROTH IRA	8,000	8,000	11,591	11,591	—	—	11,591	11,591	—	—
MJM-WILCO LLC	2,000	2,000	2,897	2,897	—	—	2,897	2,897	—	—
MOUNTAIN SPECIAL SITUATIONS FUND LLC	62,012	62,012	89,834	89,834	—	—	89,834	89,834	—	—
MYW HOLDINGS LLC	105,000	105,000	152,139	152,139	—	—	152,139	152,139	—	—
NEUBERGER BERMAN ABSOLUTE RETURN MULTI STRATEGY FUND-GABELLI UCITS	3,599	3,599	5,214	5,214	—	—	5,214	5,214	—	—
NEUBERGER BERMAN ABSOLUTE RETURN MULTI-MANAGER FUND- GABELLI	5,000	5,000	7,244	7,244	—	—	7,244	7,244	—	—
NEWTYN PARTNERS LP(24)	1,117,299	1,117,299	1,939,340	1,939,340	—	—	1,939,340	1,939,340	—	—
NEWTYN TE PARTNERS LP(25)	684,796	684,796	1,188,627	1,188,627	—	—	1,188,627	1,188,627	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
NORTHBRIDGE FINANCIAL CORPORATION	109,900	—	159,239	49,339	219,800	*	159,239	49,339	109,900	*
PAUL FEGELSON	50	50	72	72	—	—	72	72	—	—
PC INVESTORS III LLC(30)	8,170	8,170	18,895	18,895	—	—	18,895	18,895	—	—
OAKTREE OPPORTUNITIES FUND XB HOLDINGS (DELAWARE), L.P.(26)	2,874,489	2,874,489	—	—	—	—	—	—	—	—
OAKTREE PHOENIX INVESTMENT FUND, L.P. (27)	—	—	1,904,762	1,904,762	—	—	1,904,762	1,904,762	—	—
OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P. (28)	718,622	718,622	14,374,581	14,374,581	—	—	14,374,581	14,374,581	—	—
OCM OPPS GTM HOLDINGS, LLC(29)	—	—	52,555,471	52,555,471	—	—	52,555,471	52,555,471	—	—
PERSHING LLC AS CUSTODIAN FBO KATHERINE U SANDERS IRA	20,000	20,000	28,979	28,979	—	—	28,979	28,979	—	—
PETERSON ADVISORS CORP	44,640	44,640	64,679	—	64,679	*	64,679	—	64,679	*
PETERSON CAPITAL INVESTORS LLC(31)	1,675	1,675	3,874	3,874	—	—	3,874	3,874	—	—
PRELUDE OPPORTUNITY FUND LP	200	200	290	290	—	—	290	290	—	—
PRESIDIO CAPITAL PARTNERS LP	4,800	4,800	5,795	5,795	—	—	5,795	5,795	—	—
RANGELEY CAPITAL SPECIAL OPPORTUNITIES FUND LP	15,000	15,000	40,570	40,570	—	—	40,570	40,570	—	—
RAVI SUBRAMANIAM	1,000	1,000	1,448	1,448	—	—	1,448	1,448	—	—
REDWOOD MASTER FUND LTD	114,728	114,728	166,235	166,235	—	—	166,235	166,235	—	—
RICARDO F IGLESIAS	13,000	13,000	15,557	15,557	—	—	15,557	15,557	—	—
ROBERT A JETMUNDSEN	3,440	3,440	1,544	1,544	—	—	1,544	1,544	—	—
ROBERT SPENCER RYAN	750	750	1,086	1,086	—	—	1,086	1,086	—	—
RONALD E. TOEWS	4,567	4,567	6,617	6,617	—	—	6,617	6,617	—	—
RUDA FAMILY TRUST	782	782	1,133	1,133	—	—	1,133	1,133	—	—
RUFUS LAGGREN	10	10	4	4	—	—	4	4	—	—
SALVATORE & LISA SALIBELLO	2,000	2,000	2,897	2,897	—	—	2,897	2,897	—	—
SALVATORE J ZIZZA IRA	12,000	12,000	17,387	17,387	—	—	17,387	17,387	—	—
SALVATORE M SALIBELLO	6,000	6,000	8,693	8,693	—	—	8,693	8,693	—	—
SANTOSH REDDY	315,507	315,507	322,410	322,410	—	—	322,410	322,410	—	—
SEAN O’LEARY	3,000	3,000	1,346	1,346	—	—	1,346	1,346	—	—
SESSA CAPITAL MASTER LP(32)	6,912,204	6,912,204	16,592,834	16,592,834	—	—	16,592,834	16,592,834	—	—
SM INVESTORS II LP	127,700	127,700	185,031	185,031	—	—	185,031	185,031	—	—
SM INVESTORS LP	55,900	55,900	80,996	80,996	—	—	80,996	80,996	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
SOLAS CAPITAL MANAGEMENT LLC	1,723,490	1,723,490	2,680,558	2,680,558	—	—	2,680,558	2,680,558	—	—
SPRUCELAND INVESTMENTS LTD	9,000	9,000	13,040	—	13,040	*	13,040	—	13,040	*
STACEY MUIRHEAD LIMITED PARTNERSHIP	59,900	—	86,792	26,892	119,800	*	86,792	26,892	59,900	*
STAR V PARTNERS LLC	215,903	215,903	312,832	312,832	—	—	312,832	312,832	—	—
STEPHEN DRAKE	1,400	1,400	2,028	2,028	—	—	2,028	2,028	—	—
STONELEIGH PARTNERS LP	40,000	40,000	678,138	678,138	—	—	678,138	678,138	—	—
SUBODH S HARMALKAR	5,000	5,000	5,190	5,190	—	—	5,190	5,190	—	—
SUBODH S HARMALKAR	3,000	3,000	4,346	4,346	—	—	4,346	4,346	—	—
SUBODH S HARMALKAR	2,000	2,000	2,897	2,897	—	—	2,897	2,897	—	—
SUBODH S HARMALKAR	4,100	4,100	5,940	5,940	—	—	5,940	5,940	—	—
SUSAN S HERNON	5,557	5,557	8,051	8,051	—	—	8,051	8,051	—	—
TAPASVI LIKHI	1,613	1,613	2,337	2,337	—	—	2,337	2,337	—	—
THE GABELLI ASSET FUND	77,000	77,000	111,569	111,569	—	—	111,569	111,569	—	—
THE GABELLI CAPITAL ASSET FUND	1,750	1,750	2,535	2,535	—	—	2,535	2,535	—	—
THE GABELLI DIVIDEND AND INCOME TRUST	85,000	85,000	123,160	123,160	—	—	123,160	123,160	—	—
THE GABELLI EQUITY TRUST INC	26,000	26,000	37,672	37,672	—	—	37,672	37,672	—	—
THE GABELLI GLOBAL MINI MITES FUND	4,000	4,000	5,795	5,795	—	—	5,795	5,795	—	—
THE GABELLI VALUE 25 FUND INC	32,000	32,000	46,366	46,366	—	—	46,366	46,366	—	—
THOMAS JANOVER	365	365	544	544	—	—	544	544	—	—
TIFFANY PEON	3,600	3,600	5,216	5,216	—	—	5,216	5,216	—	—
TIMOTHY J FINN	204,074	64,074	143,553	85,595	197,958	*	143,553	85,595	57,958	*
TIMOTHY SCOTT TRENARY	2,075	2,075	1,304	1,304	—	—	1,304	1,304	—	—
UNION SQUARE PARK PARTNERS LP	234,925	234,925	340,394	340,394	—	—	340,394	340,394	—	—
URVASHI PATEL	64,500	64,500	93,457	93,457	—	—	93,457	93,457	—	—
VIACOMCBS INC	6,000	6,000	8,693	8,693	—	—	8,693	8,693	—	—
WALLEYE OPPORTUNITIES FUND LTD	103,258	103,258	149,615	149,615	—	—	149,615	149,615	—	—
WALLEYE TRADING LLC	80,310	80,310	116,365	116,365	—	—	116,365	116,365	—	—
WATER STREET PARTNERS LP	1,150	1,150	1,666	1,666	—	—	1,666	1,666	—	—
WHITEBOX MULT-STRATEGY PARTNERS LP(33)	750,000	750,000	1,152,887	1,152,887	—	—	1,152,887	1,152,887	—	—
WILLIAM WEBER	952	952	1,380	1,380	—	—	1,380	1,380	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering(1)(3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus(3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Owned Being Registered Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Series A Preferred Stock Beneficially Owned After Offering(6)
WOLF WAGNER	—	—	1,795	1,795	—	—	1,795	1,795	—	—
YAT TUNG DAVID KWAN	9,829	—	13,371	4,142	19,058	*	13,371	4,142	9,229	*

*	Less than 1%.
(1)	Includes shares of Common Stock that are owned by the applicable selling security holder but not being registered.
(2)	Excludes shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock.
(3)	Excludes shares of Common Stock that are not issuable upon conversion of any shares of Series A Preferred Stock.
(4)

Includes shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock. Assumes the sale of all shares of Common Stock being registered for sale pursuant to this prospectus by the selling security holders and assumes the selling security holders do not acquire beneficial ownership of any additional shares of our Common Stock. The selling security holders are not obligated to sell any of the shares of our Common Stock covered by this prospectus.

(5)	Includes shares of Series A Preferred Stock that are owned by the applicable security holder but not being registered.
(6)

Assumes the sale of all shares of Series A Preferred Stock being registered for sale pursuant to this prospectus by the selling security holders and assumes the selling security holders do not acquire beneficial ownership of any additional shares of our Series A Preferred Stock. The selling security holders are not obligated to sell any of the shares of our Series A Preferred Stock covered by this prospectus.

(7)

These securities are beneficially owned by (1) Attestor Value Master Fund LP, a Cayman Islands exempted limited partnership (“Attestor”), as a result of its direct ownership of the Shares reported herein, (2) Attestor Value Fund GP Limited, a Cayman Islands exempted private limited company (“Attestor GP”), as the sole general partner of Attestor, (3) Attestor Capital Limited, a Cayman Islands exempted private limited company (“Attestor Capital”), as the manager to Attestor GP, (4) Attestor Limited, a private limited company registered in England and Wales (with company number 12080120) (“Attestor Limited”), as the investment manager to Attestor, and (5) Mr. Jan-Christoph Peters, as the sole director and sole indirect shareholder of Attestor Limited. Attestor, Attestor GP, Attestor Capital, Attestor Limited and Mr. Peters disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The principal business office of Attestor Limited and Mr. Peters is 7 Seymour Street, London W1H 7JW, United Kingdom.

(8)

Held on behalf of entities affiliated with The Baupost Group, L.L.C. (“Baupost”). Baupost is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were indirectly purchased. Baupost Group GP, L.L.C. (“BG GP”), as the Manager of Baupost, and Seth A. Klarman, as the sole Managing Member of BG GP and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost. Baupost, BG GP and Seth A. Klarman have shared voting and investment power over these shares. BG GP and Mr. Klarman disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, if any.

(9)

These securities are beneficially owned by (1) Canary SC Master Fund, L.P., a Delaware limited partnership (“CANM”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CANM, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CANM, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CANM, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.
(10)

CSCP III Cayman GP Ltd. (“CSCP III Cayman GP”) is the general partner of Centerbridge Special Credit Partners General Partner III, L.P. (“Special Credit III GP”), which is the general partner of Centerbridge Special Credit Partners III-Flex, L.P. (“SC III-Flex”), and may be deemed to share beneficial ownership over the securities held of record by SC III-Flex. As the director of CSCP III Cayman GP, Jeffrey H. Aronson may be deemed to share beneficial ownership with respect to the securities held of record by SC III-Flex. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by SC III-Flex, except to the extent of any proportionate pecuniary interest therein. The address of each of CSCP III Cayman GP, Special Credit III GP, SC III-Flex and Mr. Aronson, respectively, is 375 Park Avenue, 11th Floor, New York, New York 10152.

Centerbridge Credit GP Investors, L.L.C. (“Credit GP Investors”) is the sole director of Centerbridge Credit Cayman GP, Ltd. (“Credit Cayman GP”), which is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. (“Credit Partners Offshore GP”), which is the general partner of Centerbridge Credit Partners Master, L.P. (“Credit Partners Master”), and may be deemed to share beneficial ownership over the securities held of record by Credit Partners Master. As the managing member of Credit GP Investors, Jeffrey H. Aronson may be deemed to share beneficial ownership with respect to the securities held of record by Credit Partners Master. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by Credit Partners Master, except to the extent of any proportionate pecuniary interest therein. The address of each of Credit GP Investors, Credit Cayman GP, Credit Partners Offshore GP, Credit Partners Master and Mr. Aronson, respectively, is 375 Park Avenue, 11th Floor, New York, New York 10152.

(11)

These securities are beneficially owned by (1) Crescent 1, L.P., a Delaware limited partnership (“CRES”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CRES, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CRES, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CRES, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(12)

These securities are beneficially owned by (1) CRS Master Fund, L.P., a Delaware limited partnership (“CRSM”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CRSM, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CRSM, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CRSM, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(13)	These securities are beneficially owned by (1) Cyrus 1740 Master Fund, L.P., a Delaware limited partnership (“C1740M”), as a result of its direct ownership of shares of Common Stock and Series A

Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of C1740M, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of C1740M, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. C1740M, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.
(14)

These securities are beneficially owned by (1) Cyrus Opportunities Master Fund II, Ltd., a Delaware limited partnership (“COFII”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of COFII, (3) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. COFII, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(15)

These securities are beneficially owned by (1) Cyrus Select Opportunities Master Fund II, L.P., a Delaware limited partnership (“CSOM2”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CSOM2, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CSOM2, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CSOM2, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(16)

These securities are beneficially owned by (1) Cyrus Select Opportunities Master Fund, Ltd, a Delaware limited partnership (“CSOM”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CSOM, (3) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners, and (4) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CSOM, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(17)

These securities are beneficially owned by (1) FIN Capital Partners LP, a Delaware limited partnership (“FCP”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Finn Management GP LLC, a Delaware limited liability company (“FMGP”), as the general partner of FCP, (3) FIN Capital Management LLC, a Delaware limited liability company (“FCM”), as the investment manager of FCP; and (4) Mr. Brian A. Finn, as manager of FCM and FMGP. FCP, FMGP, FCM and Mr. Finn disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 39 White Street, 3rd Floor, New York, NY 10013.

(18)

These securities are beneficially owned by (1) Hawk Ridge Master Fund, LP, a Delaware limited partnership (“Hawk Ridge”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Hawk Ridge Management, LLC, a Delaware limited liability company (“Hawk Ridge GP”), as the general partner of Hawk Ridge, (3) Hawk Ridge Capital Management, L.P., a Delaware limited partnership (“Hawk Ridge LP”), as the investment manager to Hawk Ridge, (4) Hawk Ridge Capital Management GP LLC, a Delaware limited liability company (“Hawk Ridge Capital GP”), as the general partner of Hawk Ridge LP, and (5) Mr. David G. Brown, as the portfolio manager of Hawk Ridge LP and sole member and manager of Hawk Ridge GP and Hawk Ridge Capital GP. Hawk Ridge, Hawk Ridge GP, Hawk Ridge LP, Hawk Ridge Capital GP and Mr. Brown disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 12121 Wilshire Blvd. Suite 900, Los Angeles CA 90025.
(19)	The address of Honeywell International Inc., is Honeywell International Inc., 300 South Tyron Street, Charlotte, North Carolina 28202
(20)

These securities are beneficially owned by (1) Keyframe Fund I, L.P., a Delaware limited partnership (“KFI”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Keyframe Capital Advisors, L.L.C., a Delaware limited liability company (“KCA”), as the general partner of KFI, (3) Keyframe Capital Partners, L.P., a Delaware limited partnership (“KCP”), as investment manager to KFI, (4) Keyframe Capital Partners GP, L.L.C., a Delaware limited liability company (“KCPGP”), as the general partner of KCP, and (5) John R. Rapaport, as the Chief Investment Officer and Managing Partner of KCP and the Managing Member of both KCA and KCPGP. KFI, KCA, KCP, KCPGP and Mr. Rapaport disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(21)

These securities are beneficially owned by (1) Keyframe Fund II, L.P., a Delaware limited partnership (“KFII”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Keyframe Capital Advisors, L.L.C., a Delaware limited liability company (“KCA”), as the general partner of KFII, (3) Keyframe Capital Partners, L.P., a Delaware limited partnership (“KCP”), as investment manager to KFII, (4) Keyframe Capital Partners GP, L.L.C., a Delaware limited liability company (“KCPGP”), as the general partner of KCP, and (5) John R. Rapaport, as the Chief Investment Officer and Managing Partner of KCP and the Managing Member of both KCA and KCPGP. KFII, KCA, KCP, KCPGP and Mr. Rapaport disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(22)

These securities are beneficially owned by (1) Keyframe Fund III, L.P., a Delaware limited partnership (“KFIII”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Keyframe Capital Advisors, L.L.C., a Delaware limited liability company (“KCA”), as the general partner of KFIII, (3) Keyframe Capital Partners, L.P., a Delaware limited partnership (“KCP”), as investment manager to KFIII, (4) Keyframe Capital Partners GP, L.L.C., a Delaware limited liability company (“KCPGP”), as the general partner of KCP, and (5) John R. Rapaport, as the Chief Investment Officer and Managing Partner of KCP and the Managing Member of both KCA and KCPGP. KFIII, KCA, KCP, KCPGP and Mr. Rapaport disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(23)

These securities are beneficially owned by (1) Keyframe Fund IV, L.P., a Delaware limited partnership (“KFIV”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Keyframe Capital Advisors, L.L.C., a Delaware limited liability company (“KCA”), as the general partner of KFIV, (3) Keyframe Capital Partners, L.P., a Delaware limited partnership (“KCP”), as investment manager to KFIV, (4) Keyframe Capital Partners GP, L.L.C., a Delaware limited liability company (“KCPGP”), as the general partner of KCP, and (5) John R. Rapaport, as the Chief Investment Officer and Managing Partner of KCP and the Managing Member of both KCA and KCPGP. KFIV, KCA, KCP, KCPGP and Mr. Rapaport disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(24)

These securities are beneficially owned by (1) Newtyn Partners, LP, a Delaware limited partnership (“NP”), with respect to the Shares directly and beneficially owned by it; (2) Newtyn Management, LLC, a New York limited liability company (“NM”), as the investment manager of NP; (3) Newtyn Capital Partners, LP, a Delaware limited partnership (“NCP”), as the general partner to NP; (4) Ledo Capital, LLC, a New York limited liability company (“Ledo”), as the general partner to NCP; and (5) Mr. Noah Levy, as managing member to NM. NM, NCP, Ledo and Mr. Levy disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, if any. The address of each of the foregoing is 60 East 42nd Street, 9th Floor, New York, New York 10165.
(25)

These securities are beneficially owned by (1) Newtyn TE Partners, LP, a Delaware limited partnership (“NTE”), with respect to the Shares directly and beneficially owned by it; (2) Newtyn Management, LLC, a New York limited liability company (“NM”), as the investment manager of NTE; (3) Newtyn Capital Partners, LP, a Delaware limited partnership (“NCP”), as the general partner to NTE; (4) Ledo Capital, LLC, a New York limited liability company (“Ledo”), as the general partner to NCP; and (5) Mr. Noah Levy, as managing member to NM. NM, NCP, Ledo and Mr. Levy disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, if any. The address of each of the foregoing is 60 East 42nd Street, 9th Floor, New York, New York 10165.

(26)

The sole general partner of Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. is Oaktree Fund GP, LLC. The sole managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The sole general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The sole general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The sole managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The sole managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(27)

The sole general partner of Oaktree Phoenix Investment Fund, L.P. is Oaktree Phoenix Investment Fund GP, L.P. The sole general partner of Oaktree Phoenix Investment Fund GP, L.P. is Oaktree Phoenix Investment Fund GP Ltd. The director of Oaktree Phoenix Investment Fund GP Ltd. is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Capital Management GP, LLC. The sole managing member of Oaktree Capital Management GP, LLC is Atlas OCM Holdings, LLC. Atlas OCM Holdings, LLC. Atlas OCM Holdings, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(28)

The sole general partner of Oaktree Value Opportunities Fund Holdings, L.P. is Oaktree Value Opportunities Fund GP, L.P. The sole general partner of Oaktree Value Opportunities Fund GP, L.P. is Oaktree Value Opportunities Fund GP Ltd. The director of Oaktree Value Opportunities Fund GP Ltd. is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Capital Management GP, LLC. The sole managing member of Oaktree Capital Management GP, LLC is Atlas OCM Holdings, LLC. Atlas OCM Holdings, LLC. Atlas OCM Holdings, LLC is governed and controlled by its eleven-member board of directors. T The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(29)

The sole managing member of OCM Opps GTM Holdings, LLC is Oaktree Fund GP, LLC. The sole managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The sole general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The sole general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The sole managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The sole managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(30)

These securities are beneficially owned by (1) PC Investors III, L.P., a Delaware limited partnership (“PCI3”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of PCI3, (3) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners, and (4) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. PCI3, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.
(31)

These securities are beneficially owned by (1) Peterson Capital Investors, LLC, a Delaware limited liability company (“PCIN”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of PCIN, (3) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners, and (4) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. PCIN, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is c/o Cyrus Capital Partners, L.P. 65 East 55th Street, 35th Fl, New York, NY 10022.

(32)

These securities are beneficially owned by (1) Sessa Capital (Master), L.P., a Cayman Islands exempted limited partnership (“Sessa Capital”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Sessa Capital GP, LLC, a Delaware limited liability company (“Sessa Capital GP”), as a result of being the sole general partner of Sessa Capital, (3) Sessa Capital IM, L.P., a Delaware limited partnership (“Sessa IM”), as a result of being the investment adviser for Sessa Capital, (4) Sessa Capital IM GP, LLC, a Delaware limited liability company (“Sessa IM GP”), as a result of being the sole general partner of Sessa IM, and (5) John Petry, as a result of being the manager of Sessa Capital GP and Sessa IM GP. Sessa Capital, Sessa Capital GP, Sessa IM, Sessa IM GP and Mr. Petry disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 888 Seventh Avenue, 30th Floor, New York, New York, 10019.

(33)

Whitebox General Partner LLC is the general partner of Whitebox Multi-Strategy Partners, LP, a Cayman Islands limited partnership. Whitebox General Partner LLC is owned by Robert Vogel, Jacob Mercer, Paul Roos, Paul Twitchell and Dyal Capital Partners II (B) LP. Messrs. Vogel, Mercer, Roos and Twitchell share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Multi-Strategy Partners, LP and holds voting and disposable power over the shares. Whitebox Advisors LLC is owned by Robert Vogel, Jacob Mercer, Paul Roos, Paul Twitchell and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416. Whitebox General Partner LLC (“WBGP”), Whitebox Advisors LLC (“WBA”) and the individuals and entities listed above as owners of WBGP and WBA each disclaim beneficial ownership of the securities except to the extent of such entity or individual’s pecuniary interest therein, if any.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information as of May 14, 2021, regarding the amount and percentage of our outstanding shares of Common Stock and Series A Preferred Stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding Common Stock and Series A Preferred Stock (based on Schedule 13G or Schedule 13D filings with the SEC and information supplied by the applicable persons), (ii) each of our named executive officers and directors, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. Pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, the beneficial owner of Securities as a result of conversion privileges exercisable within 60 days considers such securities outstanding for purposes of calculating the percentage of a class of equity securities held by such beneficial owner, but may not assume the exercise of conversion privileges held by others. As a result, the percentages of a class of equity securities held by beneficial owners may sum to more than 100%.

Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock(1)	Percent of Class(2)	Amount of Beneficial Ownership of Series A Preferred Stock	Percent of Class
5% Stockholders:
ATTESTOR VALUE MASTER FUND LP(3)	7,986,974	11.4%	4,839,004	1.95%
BAUPOST GROUP, L.L.C.(4)	30,883,160	33.44%	27,308,160	11.02%
CYRUS(5)	33,856,569	38.18%	23,636,315	9.54%
SESSA CAPITAL (MASTER), L.P.(6)	23,504,588	28.8%	16,592,384	6.70%
HONEYWELL INTERNATIONAL INC.(7)	7,092,446	10.24%	4,196,330	1.69%
NEWTYN (8)	4,930,062	7.2%	3,127,967	1.26%
KEYFRAME (9)	4,898,082	7.15%	3,483,032	1.41%
HAWK RIDGE MASTER FUND, L.P.(10)	6,023,159	8.8%	3,686,595	1.49%
CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.(11)	20,205,933	23.87%	19,621,696	7.92%
CENTERBRIDGE SPECIAL CREDIT PARTNERS III-FLEX, L.P.(11)	51,791,249	45.42%	48,985,486	19.77%
OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.(12)	15,093,203	19.01%	14,374,581	5.80%
OCM OPPS GTM HOLDINGS, LLC (12)	55,429,960	47.14%	52,555,471	21.21%
OAKTREE PHOENIX INVESTMENT FUND LP (12)	1,904,762	2.85%	1,904,762	0.77%

Directors and Named Executive Officers:
DARIUS ADAMCZYK	9,290	*	—	—
DANIEL NINIVAGGI	9,290	*	—	—
D’AUN NORMAN	9,290	*	—	—
JOHN PETRY(6)	23,504,588	28.8%	16,592,384	6.70%
ROBERT SHANKS	9,290	*	—	—
STEVEN SILVER	—	—	—	—
JULIA STEYN	9,290	*	—	—
STEVEN TESORIERE	—	—	—	—
OLIVIER RABILLER	454,499	*	—	—
SEAN DEASON	82,154	*	—	—
PETER BRACKE(13)	—	—	—	—
CRAIG BALIS	101,425	*	—	—
JEROME MAIRONI	107,827	*	—	—
THIERRY MABRU	82,154	*	—	—
Executive officers and directors as a group (consisting of 14 persons)	24,379,097	29.86%	16,592,384	6.70%

*	Less than 1%.
(1)	The amount of Common Stock beneficially owned includes Common Stock issuable upon conversion of our Series A Preferred Stock.
(2)

The percentage of Common Stock beneficially owned includes Common Stock issuable upon conversion of our Series A Preferred Stock by the relevant holder and represents the aggregate voting power held by the relevant holder.

(3)	For information about Attestor Value Master Fund LP’s beneficial ownership of our shares, please see footnote 7 to the table in “Selling Security Holders.”.
(4)	For information about The Baupost Group, L.L.C.’s beneficial ownership of our shares, please see footnote 8 to the table in “Selling Security Holders.”.
(5)	For information about Cyrus’ beneficial ownership of our shares, please see footnotes 9, 11, 12, 13, 14, 15, 16, 30 and 31 to the table in “Selling Security Holders.”.
(6)	For information about Sessa Capital (Master), L.P’s beneficial ownership of our shares, please see footnote 32 to the table in “Selling Security Holders.”.
(7)	For information about Honeywell International Inc.’s beneficial ownership of our shares, please see footnote 19 to the table in “Selling Security Holders.”.
(8)	For information about Newtyn’s beneficial ownership of our shares, please see footnotes 24 and 25 to the table in “Selling Security Holders.”.
(9)	For information about Keyframe’s beneficial ownership of our shares, please see footnotes 20, 21, 22 and 23 to the table in “Selling Security Holders.”.
(10)	For information about Hawk Ridge Master Fund, L.P’s beneficial ownership of our shares, please see footnote 18 to the table in “Selling Security Holders.”.
(11)	For information about Centebridge’s beneficial ownership of our shares, please see footnote 10 to the table in “Selling Security Holders.”.
(12)	For information about Oaktree’s beneficial ownership of our shares, please see footnotes 26, 27, 28 and 29 to the table in “Selling Security Holders.”.
(13)

Peter Bracke ceased serving in his role as Chief Transformation Officer as of June 1, 2021, and his employment with the Company will be terminated on November 30, 2021. For further information, please see the Company’s Current Report on Form 8-K filed with the SEC on June 4, 2021, which is incorporated by reference herein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Our Principal Stockholders Following the Offering

Except as disclosed below, none of the selling security holders has had any material relationships with the Company within the past three years.

Pursuant to the Plan and the Amended and Restated Plan Support Agreement, dated as of March 9, 2021, by and among the Company and the other parties thereto (“PSA”), the following members of our Board were designated to serve on the Board by certain of the selling security holders: (i) Steven Silver (who currently serves as Senior Managing Director and Co-Head of Private Equity at Centerbridge), Julia Steyn and Robert Shanks, who were designated by Centerbridge, (ii) Steven Tesoriere (who currently serves as Co-Portfolio Manager and Managing Director at Oaktree), Daniel Ninivaggi and D’aun Norman, who were designated by Oaktree, (iii) John Petry, who was designated by the Additional Investors (as defined in the PSA) and who founded Sessa Capital IM, L.P. (“Sessa Capital”) in 2012 and currently serves as its Managing Principal and (iv) Darius Adamczyk, who was designated by Honeywell and currently serves as Chairman and Chief Executive Officer of Honeywell. Except as set forth above, the selling security holders are not directors, officers or employees of ours or affiliates of such persons.

Related Party Transactions

Second Amended and Restated Plan Support Agreement

On March 9, 2021, we entered into the PSA with Centerbridge, Oaktree, Honeywell and certain other investors and parties, which, on aggregate, held (at the time of the transactions in question) more than 5% of our registered securities, pursuant to which the Company agreed to reimburse such parties for their professional fees and expenses, subject to an interim cap on certain expenses of $25 million prior to the Company’s emergence from bankruptcy. Pursuant to the PSA, the Company reimbursed such investors and parties, who on aggregate beneficially owned 264,350,147 shares of our Common Stock and 225,464,670 shares of Series A Preferred Stock as of the Effective Date.

Replacement Equity Backstop Commitment Agreement

On March 9, 2021, we entered into a Replacement Equity Backstop Commitment Agreement (the “BCA”) with certain investors and parties, which, on aggregate, held (at the time of the transactions in question) more than 5% of our registered securities, pursuant to which the Company agreed to reimburse certain parties for all reasonable and documented out-of-pocket fees and expenses for all attorneys, accountants, other professional, advisors and consultants incurred by those security holders or their affiliates in connection with the Company’s bankruptcy, subject to an interim cap of $25 million. Pursuant to the PSA and BCA, the Company reimbursed such investors and parties, who on aggregate beneficially owned 264,350,147 shares of our Common Stock and 225,464,670 shares of Series A Preferred Stock as of the Effective Date, in an aggregate amount of approximately $73.4 million.

Registration Rights Agreement

On April 30, 2021, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the holders of our Common Stock and Series A Preferred Stock named therein to provide for resale registration rights for the holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC the shelf registration statement of which this prospectus is a part for the offer and resale of Common Stock and Series A Preferred Stock held by Centerbridge, Oaktree and certain other investors and parties. The parties to the Registration Rights Agreement have customary underwritten offering and piggyback registration rights, subject to the limitations set forth therein. Under their underwritten offering registration rights, one or more of the parties to the Registration Rights Agreement holding, collectively, at least 7.5% of the aggregate number of Registrable Securities and Registrable Securities with an anticipated aggregate gross offering price (before deducting underwriting discounts and commissions) of at least $50 million have the right to demand that we file a registration statement with the SEC, and further have the right to demand that we effectuate the distribution of any or all of such holder’s Registrable Securities by means of an underwritten offering pursuant to an effective registration statement, subject to certain limitations described in the Registration Rights Agreement. The holders’ piggyback registration rights provide that, if at any time we propose to undertake a registered offering of our Common Stock, whether or not for our own account, we must give at least five business days’ notice to all holders of Registrable Securities to allow them to include a specified number of their Registrable Securities in the offering.

These registration rights are subject to certain conditions and limitations, including our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether any Registrable Securities are sold pursuant to a registration statement. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

For further description of the terms of the Registration Rights Agreement, please see “Description of Capital Stock – Registration Rights Agreement” below.

Investor Rights Agreement

On April 30, 2021, we entered into an Investor Rights Agreement with Centerbridge, Oaktree and the Additional Investors, pursuant to which, subject to certain thresholds for beneficial share ownership, Centerbridge and Oaktree each have the right to designate three directors to our Board and the Additional Investors the right to designate one director to our Board.

Pursuant to the Investor Rights Agreement, Centerbridge and Oaktree will each have a continuing right to designate three directors to the Board, subject to its (and permitted transferees’) beneficial ownership of at least 60% of their respective aggregate initial ownership interest as of the Effective Date (the “Initial Investor Interest”), at least one of which will not be employed by Centerbridge or Oaktree, as applicable, or their respective affiliates. If Centerbridge or Oaktree, as applicable, beneficially own less than 60% but at least 40% of their respective Initial Investor Interest, then they will each have the right to designate at least two directors to the Board. If Centerbridge or Oaktree, as applicable, beneficially own less than 40% but at least 20% of their respective Initial Investor Interest, then they will each have the right to designate at least one director to the Board. If Centerbridge or Oaktree, as applicable, cease to own at least 20% of their respective Initial Investor Interest, then they will have no right to designate any directors to the Board.

Pursuant to the Investor Rights Agreement, the Additional Investors will have a continuing right to designate one director for election to the Board, subject to its (and permitted transferees’) beneficial ownership of at least 60% of their Initial Investor Interest. If the Additional Investors beneficially own less than 60% of their Initial Investor Interest, then they will have no right to designate any directors to the Board. The designee of the Additional Investors shall be the person nominated, separately and not jointly, by those Additional Investors holding at least 65% of the shares of Series A Preferred Stock held by the Additional Investors at such time. After the Additional Investors no longer have a right to designate a director as described above, if the Company becomes aware that at least 20% of the Series A Preferred Stock issued as of the Effective Date is held by stockholders other than Centerbridge and Oaktree, then the holders of a majority of the Series A Preferred Stock then outstanding (excluding Series A Preferred Stock held by Centerbridge and the Oaktree) will collectively have the right to designate one director to the Board.

For further description of the terms of the Registration Rights Agreement, please see “Description of Capital Stock – Investor Rights Agreement” below.

Series B Preferred Stock Certificate of Designations

Pursuant to the Certificate of Designations for our Series B Preferred Stock, Honeywell has the right to elect or appoint one director to our Board until the first date on which certain amounts due to Honeywell under the terms of the Series B Preferred Stock are, on aggregate, equal to or less than $125.0 million.

Under the terms of our Series B Preferred Stock, we are obligated to redeem an aggregate number of shares of Series B preferred Stock equal to an aggregate redemption amount of $834.8 million, payable to Honeywell in annual cash installments beginning in 2022 and ending in 2030, subject to various conditions and put and call rights set forth in the Certificate of Designations for the Series B Preferred Stock. A dividend on the Series A Preferred Stock may not be declared so long as the Company has not satisfied or cannot satisfy in full deferred redemption payments or the next scheduled redemption payment owed to holders of Series B Preferred Stock.

For more information, see “Description of Registrants Securities to be Registered” in our Form 8-A, filed on May 3, 2021, which is incorporated herein by reference, and “Description of Capital Stock” herein.

Consultant Fee Letter

On April 26, 2021, we entered into a Consultant Fee Reimbursement Letter with Oaktree and its consultant (the “Fee Letter”). The Fee Letter was executed in order to document our agreement to (a) reimburse, pursuant to the PSA, Oaktree’s reasonable and documented fees and expenses incurred in its retention of the consultant in connection with the transactions contemplated by the PSA up to $112,500 and (b) facilitate Oaktree’s arrangements with the consultant to provide a co-investment opportunity in shares of Series A Preferred Stock with an aggregate subscription price of approximately $250,000, which Oaktree otherwise have been entitled to acquire pursuant to the PSA.

Policy on Related Party Transactions

Our Board has adopted written policies and procedures for the review, approval and ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) with related parties. Prior to entry into any related party transaction, the related party must provide notice to our general counsel of the facts and circumstances of the proposed transaction. Any related party transactions are then submitted to our Audit Committee for its consideration or, if our general counsel, in consultation with our CEO or CFO, determines that it is not practicable or desirable to wait until the next Audit Committee meeting, to the chair of the Audit Committee. The Audit Committee (or its chair, as applicable) will review and consider all the relevant facts and circumstances available, and will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company, as the Audit Committee (or its chair) determines in good faith. From time to time, the Audit Committee will review certain previously approved or ratified related party transactions that remain ongoing in nature.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our capital stock that we may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our Common Stock and preferred stock, please refer to our Certificate of Incorporation and Bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities.

Authorized Capitalization

Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 2,200,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of Common Stock and (ii) 1,200,000,000 shares of preferred stock. As of April 30, 2021, the Company had 65,050,367 issued and outstanding shares of Common Stock, 247,768,962 issued and outstanding shares of Series A Preferred Stock and 834,800,000 issued and outstanding shares of Series B preferred stock, par value $0.001 per share (the “Series B Preferred Stock”). A further 247,768,962 shares of Common Stock are currently reserved for the issuance upon the conversion of the Series A Preferred Stock (such number of shares reserved for issuance being subject to increase in accordance with the terms of the Series A Certificate of Designations) and approximately 31 million shares of Common Stock are reserved for issuance in connection with options or other equity awards that may be granted pursuant to the MIP.

Common Stock

Dividends

Holders of shares of the Common Stock are entitled to receive dividends when, as and if declared by the Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant. Under the terms of our Series A Preferred Stock and Series B Preferred Stock, a dividend on our Common Stock (other than a dividend payable solely in Common Stock) may not be declared if (i) all cumulative accrued and unpaid preference dividends on all outstanding shares of Series A Preferred Stock have not been paid in full and the full dividend thereon due has not been paid or declared and set aside for payment, (ii) all prior redemption requirements with respect to Series A Preferred Stock have not been complied with, or (iii) the Company has not satisfied or cannot satisfy in full redemption payments owed to holders of Series B Preferred Stock.

Additionally, the Credit Agreement, dated as of April 30, 2021, by and among the Company, Garrett LX I S.à r.l., Garrett Motion Holdings Inc. and Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”), includes restrictions on the Company’s ability to make dividends or distributions on, or redeem or otherwise acquire, its outstanding equity interests, including its Common Stock, Series A Preferred Stock and Series B Preferred Stock, in each case subject to certain exceptions and carve-outs.

For information on restrictions on the payment of dividends on the Common Stock pursuant to the terms of the Series A Preferred Stock, see “Series A Preferred Stock — Dividends” below.

Voting

The holders of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any Certificates of Designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon.

Subject to the rights of any outstanding series of preferred stock, directors will be elected by a majority of the votes cast, provided that, in contested elections, directors will be elected by a plurality of the validly cast votes represented in person or by proxy with respect to the election. There are no cumulative voting rights for the election of directors.

For information on the voting rights of holders of the Series A Preferred Stock, see “Series A Preferred Stock — Voting” below. For information on the voting rights of holders of the Series B Preferred Stock, see “Series B Preferred Stock — Voting” below.

Other Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, including the Series A Preferred Stock and the Series B Preferred Stock, upon the Company’s liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share ratably in the Company’s assets legally available for distribution to stockholders.

Under the terms of the Certificate of Incorporation and the Bylaws, the Company is prohibited from issuing any non-voting equity securities, provided that such restriction (i) only applies to the extent required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect. Such a restriction in no way restricts or prevents the issuance of any shares of Series B Preferred Stock, regardless of any voting rights granted thereto.

Fully Paid

The issued and outstanding shares of the Common Stock are fully paid and non-assessable. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.

The holders of the Common Stock do not have preemptive rights or preferential rights to subscribe for shares of the Company’s capital stock.

Series A Preferred Stock

Dividends

Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by a committee of disinterested directors of the Board (which will initially consist of Daniel Ninivaggi, Julia Steyn, Robert Shanks, and D’aun Norman) out of funds legally available for such dividend, cumulative cash dividends at an annual rate of 11% on the stated amount per share plus the amount of any accrued and unpaid dividends on such share, accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year. Such a dividend will not be declared at any time when Consolidated EBITDA (as defined in the Series A Certificate of Designations) of the Company and its subsidiaries for the most recent four fiscal quarters for which financial statements of the Company are available is less than $425,000,000. Dividends on the Series A Preferred Stock will accumulate whether or not declared. Under the terms of our Series B Preferred Stock, a dividend on the Series A Preferred Stock may not be declared so long as the Company has not satisfied or cannot satisfy in full any deferred redemption payments or redemption payments owed on the next scheduled redemption date to holders of Series B Preferred Stock.

Holders of the Series A Preferred Stock will also be entitled to such dividends paid to holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had converted their shares of Series A Preferred Stock into Common Stock (without regard to any limitations on conversions) and had held such shares of Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock.

So long as any shares of Series A Preferred Stock remain outstanding, no dividend shall be paid or declared, and no distribution shall be made, on any class of Common Stock or any future class of preferred stock established thereafter by the Board (other than any series of capital stock that ranks pari passu to the Series A Preferred Stock) (such stock “Dividend Junior Stock”), other than a dividend payable solely in Dividend Junior Stock, unless (i) all cumulative accrued and unpaid preference dividends on all outstanding shares of Series A Preferred Stock have been paid in full and the full dividend thereon due has been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to Series A Preferred Stock have been complied with.

Under the terms of the Credit Agreement, during the fiscal years ending December 31, 2021, and December 31, 2022, the Company may not make payments or redemptions in cash solely with respect to the Series A Preferred Stock unless a ratable payment (on an as-converted basis) is made to holders of the Common Stock and such payments would otherwise be permitted under the terms of the Credit Agreement. The Company’s ability to make ratable payments to holders of the Series A Preferred Stock and Common Stock is restricted by the terms of the Series A Certificate of Designations.

Voting

Holders of the Series A Preferred Stock will be entitled to vote together as a single class with the holders of Common Stock, with each such holder entitled to cast the number of votes equal to the number of votes such holder would have been entitled to cast if such holder were the holder of a number of shares of Common Stock equal to the whole number of shares of Common Stock that would be issuable upon conversion of such holder’s shares of Series A Preferred Stock in addition to a number of shares of Common Stock equal to the amount of cumulative unpaid preference dividends (whether or not authorized or declared) divided by the lesser of (i) the fair market value per share of such additional shares and (ii) the fair market value per share of the Common Stock.

So long as any shares of Series A Preferred Stock are outstanding, a vote or the consent of the holders representing a majority of the Series A Preferred Stock will be required for (i) effecting or validating any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior or pari passu to the Series A Preferred Stock with respect to dividend payments or upon the occurrence of a liquidation, (ii) any increase in the authorized number of shares of Series A Preferred Stock or of any series of capital stock that ranks pari passu with Series A Preferred Stock, (iii) effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of Series A Preferred Stock or the holders thereof in any material respect, or (iv) any action or inaction that would reduce the stated amount of any share of Series A Preferred Stock to below $5.25 per share.

Liquidation

Upon liquidation, Series A Preferred Stock will rank senior to the Common Stock and to the Series B Preferred Stock, and will have the right to be paid, out of the assets of the Company legally available for distribution to its stockholders, an amount equal to the Aggregate Liquidation Entitlement (as defined in the Series A Certificate of Designations) for all outstanding shares of Series A Preferred Stock.

Other Rights

All shares of Series A Preferred Stock will automatically convert to shares of Common Stock, at a conversion price of $5.25 per share of Common Stock (subject to adjustment as described in the Series A Certificate of Designations) (the “Conversion Price”) upon either (i) the election of holders representing a majority of the then-outstanding Series A Preferred Stock or (ii) the occurrence of a Trading Day (as defined in the Series A Certificate of Designations) at any time on or after the date which is two years after the Effective Date on which (A) the aggregate stated amount of all outstanding shares of Series B Preferred Stock is an amount less than or equal to $125,000,000, (B) the Common Stock is traded on a Principal Exchange, a Fallback Exchange or an Over-the-Counter Market (each as defined in the Series A Certificate of Designations) and, in each case, the Automatic Conversion Fair Market Value (as defined in the Series A Certificate of Designations) of the Common Stock exceeds 150% of the Conversion Price, and (C) the Consolidated EBITDA (as defined in the Series A Certificate of Designations) of the Company and its subsidiaries for the last twelve months ended as of the last day of each of the two most recent fiscal quarters is greater than or equal to $600,000,000.

Shares of Series A Preferred Stock are also convertible into Common Stock at any time at the option of the holder, effective on January 1, April 1, July 1 and October 1 in each year, or on the third business day prior to the date of redemption of the outstanding shares of the Series A Preferred Stock as described in the following paragraph.

The Company may, at its election, redeem all but not less than all of the outstanding shares of Series A Preferred Stock (i) at any time following the date which is six years after the Effective Date or (ii) in connection with the consummation of a Change of Control (as defined in the Series A Certificate of Designations), in either case for a cash purchase price equal to $5.25 per share plus cumulative unpaid preference dividends (whether or not authorized or declared) as of the redemption date.

Series B Preferred Stock

Dividends

The Series B Preferred Stock will not be entitled to any dividends or other distributions or payments other than the scheduled redemption payments and payments upon liquidation as provided in the Series B Certificate of Designations.

Scheduled Redemptions

On April 30 of each year, beginning on April 30, 2022 and ending on April 30, 2030, on which any shares of Series B Preferred Stock are outstanding (each a “Scheduled Redemption Date”), the Company will redeem, pro rata from each holder, an aggregate number of shares of Series B Preferred Stock equal to a scheduled redemption amount with respect to such Scheduled Redemption Date as set forth in the Series B Certificate of Designations divided by $1.00 per share (the “Scheduled Redemption Amounts”), provided that the Company will not be obligated to redeem the shares of Series B Preferred Stock on a Scheduled Redemption Date if, as of such date, (i) the consolidated EBITDA of the Company and its subsidiaries measured as of the end of the most recently completed fiscal year is less than $425,000,000 or (ii) the Company does not have sufficient funds legally available to pay the redemption amount due on such Scheduled Redemption Date. Shares of Series B Preferred Stock whose redemption on a Scheduled Redemption Date is deferred, and which are not thereafter redeemed in accordance with the applicable Initial Deferral Payment Schedule (as defined in the Series B Certificate of Designations) will accrue interest from and after the time that the Company fails to make redemption payments in accordance with the applicable Initial Deferral Payment Schedule. Any shares of Series B Preferred Stock that have not been redeemed on a Scheduled Redemption Date outstanding as of April 30, 2030, will be redeemed on April 30, 2030.

Voting

Except as required by law, the holders of Series B Preferred Stock will have no voting rights, provided that a vote or the consent of the holders representing a majority of the Series B Preferred Stock will be required to effect or validate (i) any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior to the Series B Preferred Stock, (ii) any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock that would rank pari passu to the Series B Preferred Stock on the occurrence of a liquidation, (iii) entry by the Company or any of its subsidiaries into any agreement containing or imposing, directly or indirectly, any restriction (including, but not limited to, any covenant or agreement) on the Company’s ability to make required payments on or redeem the shares of Series B Preferred Stock, (iv) any amendment, modification, alteration or repeal of any provision of the Certificate of Incorporation or any other certificate of designations of the Company that would have an adverse effect, in any material respect, on the rights, preferences, privileges or voting power of the shares of Series B Preferred Stock or any holder thereof or any amendment, modification, alteration or repeal of the Series B Certificate of Designations, (iv) any increase in the number of members of the Board at a time when the sum of (x) the aggregate value of deferred Scheduled Redemption Amounts relating to past Scheduled Redemption Dates (plus any unpaid interest accruing thereon) plus (y) the aggregate present value of future Scheduled Redemption Amounts, calculated using a discount rate of 7.25% (such sum, the “Aggregate Series B Liquidation Preference”) is greater than $125,000,000 or (vi) any action or inaction that would reduce the stated amount of any share of Series B Preferred Stock to below $1.00 per share.

Other Rights

Upon liquidation, the Series B Preferred Stock will rank (A) senior to the Common Stock and (B) junior to the Series A Preferred Stock, and will have a right to be paid the Aggregate Series B Liquidation Preference.

The Company will be automatically obligated to redeem all shares of Series B Preferred Stock upon (i) a Change of Control (as defined in the Series B Certificate of Designations), (ii) an assertion from the Company or the Board that any portion of the Series B Preferred Stock or any of the Company’s obligations under the Series B Certificate of Designations are invalid or unenforceable, (iii) if indebtedness outstanding under the Credit Agreement is accelerated (and such acceleration is not rescinded), or (iv) the Company or any of its material subsidiaries enters bankruptcy or similar proceedings affecting creditors’ or equity holders’ rights.

Each holder of Series B Preferred Stock will have the right to require the Company to redeem all, but not less than all, of such holder’s shares of Series B Preferred Stock if the Consolidated EBITDA (as defined in the Series B Certificate of Designations) of the Company and its subsidiaries exceeds $600,000,000 for two consecutive fiscal quarters.

Under the terms of the Series B Certificate of Designations, the Majority in Interest (as defined in the Series B Certificate of Designations) has the exclusive right, voting separately as a class, to elect or appoint one director to the Board (such director the “Series B Director”).

The Majority in Interest has a continuing right, voting separately as a class, to elect or appoint the Series B Director, and an exclusive right to remove the Series B Director at any time for any reason or no reason (with or without cause), subject to the rights of other holders to remove any Series B Director for cause to the extent provided by the DGCL, until the first date on which the Aggregate Series B Liquidation Preference is not greater than $125,00,000 (the “Series B Threshold Date”). From and after the Series B Threshold Date, the Majority in Interest will have no right to elect or appoint any directors to the Board. If the Majority in Interest is no longer entitled to elect or appoint a Series B Director, then the then-serving Series B Director will automatically be deemed to have resigned from the Board.

So long as any shares of Series B Preferred Stock are outstanding, the Company may not take certain actions without the written consent of the Majority in Interest (as defined in the Series B Certificate of Designations), including, among other things, increasing the size of the Board of Directors so long as the Aggregate Series B Liquidation Preference is greater than $125,000,000.

Anti-Takeover Protections

Certain provisions in the Certificate of Incorporation and the Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

Removal

Subject to the rights of holders of any one or more series of preferred stock, the Certificate of Incorporation provides that (i) any director may be removed with or without cause and (ii) the removal of any director, with or without cause, will require the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all classes and series of capital stock generally entitled to vote in the election of directors of the Company.

For information on the rights of holders of Series A Preferred Stock and Series B Preferred Stock regarding the removal of directors, see “— Series B Preferred Stock — Voting” above and “Series A Investor Rights Agreement” below.

Blank Check Preferred Stock

The Certificate of Incorporation authorizes the Board to designate and issue, without any further vote or action by the stockholders (subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, as set out above), out of the unissued shares of preferred stock, for series of preferred stock and, with respect to such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Stockholder Action by Written Consent

Prior to the first date on which either the Centerbridge Investors (as defined below) or the Oaktree Investors (as defined below) cease to have the right to designate two individuals for election to the Board (such date, the “Transition Date”), any action required or permitted to be taken at any annual or special meeting of the Company’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted so long as the Board has unanimously recommended that the Company’s stockholders take such action. On and after the Transition Date, and subject to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the holders of any class or series of stock of the Company may be taken only upon the vote of stockholders at annual or special meetings duly called and may not be taken by written consent of the stockholders.

Special Stockholder Meetings

The Certificate of Incorporation and the Bylaws provide that a special meeting of stockholders may only be called by the affirmative vote of a majority of the Board, the Chairman of the Board, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Company, or by the holders of a majority of the then-outstanding shares of Series A Preferred Stock, for so long as the Centerbridge Investors and the Oaktree Investors beneficially own, in the aggregate, a majority of the then outstanding shares of Series A Preferred Stock. Each special meeting shall be held at such date, time and place either within or without the State of Delaware, or by means of remote communication, as may be determined by the Board and as specified in the notice of meeting. Except as described herein, stockholders may not call or request special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Bylaws establish advance notice procedures for stockholder proposals to be brought before an annual meeting of the Company’s stockholders and proposed nominations of persons for election to the Board to be brought before an annual or special meeting of the stockholders. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Amendments to Certificate of Incorporation and Bylaws

The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend such company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our Certificate of Incorporation does not provide for a higher threshold. The Certificate of Incorporation provides that the By-Laws may be amended by the Board or by the affirmative vote of holders of at least a majority of the combined voting power of the then-outstanding shares of the Company’s capital stock entitled generally to vote in the election of directors of the Company, voting together as a single class. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this the Certificate of Incorporation, the DGCL, or a Certificate of Designations setting forth the terms of such series of Preferred Stock.

Section 203 of the DGCL

The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

The acquisition of shares of Series A Preferred Stock pursuant to the Plan by the Centerbridge Investors and the Oaktree Investors was approved by the Board for the purposes of Section 203 of the DGCL.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Certificate of Incorporation includes such an exculpation provision. The Bylaws and Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director, officer or agent of the Company, or for serving at the Company’s request as a director, officer or agent at another corporation or enterprise, as the case may be. The Bylaws and Certificate of Incorporation also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors, officers and employees, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL. The Bylaws expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers and employees for some liabilities.

Exclusive Forum

The Certificate of Incorporation provides, in all cases to the fullest extent permitted by law, that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees or stockholders to the Company or its stockholders, any action asserting a claim arising pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware, any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware.

In addition, the Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, shall be the federal district courts of the United States.

Nothing in the Certificate of Incorporation precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Although the Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock and Series A Preferred Stock is Equiniti Trust Company. The registrar for the Series B Preferred Stock is Equiniti Trust Company.

Listing

The Common Stock is listed on the Nasdaq Global Select Market.

Registration Rights Agreement

Pursuant to the Plan, the Company and certain holders of the Common Stock and Series A Preferred Stock (the “Registration Rights Holders”) executed the Registration Rights Agreement, dated as of the Effective Date.

Pursuant to the Registration Rights Agreement, the Company was obligated to provide, and as of the date hereof has already provided, notice to the Accredited Investor Eligible Holders (as defined in the Registration Rights Agreement) that they are (i) able to become parties to the Registration Rights Agreement and (ii) participate in the Shelf Registration Statement (the “Shelf Notice”). The Company agreed to use its reasonable best efforts to file with the SEC a shelf registration statement on Form S-1, the (“Shelf Registration Statement”), of which this prospectus is a part, covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) on a continuous basis as promptly as practicable following the Effective Date (taking into account the need to provide Accredited Investor Eligible Holders a reasonable opportunity to respond to the Shelf Notice (as defined below) and in any event no later than 30 days following the Effective Date). As promptly as practicable thereafter, the Company agreed to use its reasonable best efforts to cause such Shelf Registration Statement to become effective on the earliest date practicable.

At any time following the Effective Date, any Registration Rights Holders who, directly or indirectly, together with their respective affiliates, have beneficial ownership of at least 7.5% of the then issued and outstanding shares of Common Stock, after giving effect to the conversion of the Series A Preferred Stock (such Registration Rights Holders, the “Required Investors”), may request registration of all or any portion of the Registrable Securities beneficially owned by such Required Investors on Form S-1 or, if available, on Form S-3 (each, a “Demand Registration”). Unless there is a currently effective Shelf Registration Statement covering such Registrable Securities, the Company will effect such Demand Registration by filing with the SEC a registration statement within (i) 60 days in the case of a registration statement on Form S-1 and (ii) 30 days in the case of a registration statement on Form S-3. The aggregate number of Demand Registrations on Form S-1 that may be requested by the Required Investors shall not exceed four; the Required Investors may request an unlimited number of Demand Registrations on Form S-3.

The relevant Required Investors may request to effectuate any offering of Registrable Securities by means of an underwritten offering, provided that the aggregate gross proceeds of such public offering are expected to be at least $50 million. The Company will not be required to effect more than one underwritten offering in any 90-day period.

In the event the Company proposes to file a Shelf Registration Statement with respect to any offering of its equity securities, the Company will give written notice of such proposed filing to the Registration Rights Holders as soon as practicable (but in no event less than five business days prior to the proposed date of public filing of such shelf), and such notice shall offer the Registration Rights Holders the opportunity to register under such registration statement the resale of such number of Registrable Securities as each such Registration Rights Holder may request in writing (a “Piggyback Registration”). If the Company proposes to file a registration statement that is not a Shelf Registration Statement with respect to any offering of its equity securities, the Company will give written notice of such proposed filing to certain of the Registration Rights Holders (the “Piggyback Eligible Investors”), and such notice shall offer the Piggyback Eligible Investors the opportunity to make a Piggyback Registration. If the Company proposes to undertake an underwritten offering pursuant to a registration statement for which there was a Piggyback Registration, the Piggyback Eligible Investors may be entitled to participate in such underwritten offering, subject to customary “cutback” provisions in certain circumstances.

If requested by the managing underwriter or underwriters in the event of any underwritten public offering of equity securities by the Company, each holder of Registrable Securities participating in such sale agrees, as a condition to such holder’s participation in the offering, to execute a lock-up agreement, which will provide for restrictions on transferring the Company’s capital stock as specified in the Registration Rights Agreement. Additionally, in connection with any underwritten public offering of Registrable Securities and upon the request of the managing underwriter or underwriters, the Company will agree not to effect any public sale or distribution of any Lock-Up Securities (as defined in the Registration Rights Agreement).

The Registration Rights Agreement includes customary indemnification provisions. The Company will be responsible for its own expenses associated with the performance of its obligations under the Registration Rights

Agreement and certain fees and expenses of legal counsel to the relevant Registration Rights Holders. Except as described in the preceding sentence, the Registration Rights Holders will bear their own expenses, including any underwriting discounts, selling commissions and transfer taxes applicable to any sale of Registrable Securities.

The Registration Rights Agreement will automatically terminate upon the later of (i) the expiration of the Shelf Period (as defined in the Registration Rights Agreement) and (ii) at such time as no Registrable Securities remain outstanding.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Series A Investor Rights Agreement

Pursuant to the Plan, the Company entered into a Series A Investor Rights Agreement (the “Series A Investor Rights Agreement”) with Centerbridge Credit Partners Master, L.P. (“Centerbridge Credit”), Centerbridge Special Credit Partners III-Flex, L.P. (“Centerbridge Special Credit” and, together with Centerbridge Credit, the “Centerbridge Investors”), OCM Opps GTM Holdings, LLC (“OCM Opps”), Oaktree Value Opportunities Fund Holdings, L.P. (“Oaktree Value”), Oaktree Phoenix Investment Fund, L.P. (“Oaktree Phoenix”) and Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. (“Oaktree Opportunities” and, together with OCM Opps, Oaktree Value and Oaktree Phoenix, the “Oaktree Investors”) and the other signatories thereto (the “Additional Investors” and, together with the Centerbridge Investors and the Oaktree Investors, the “Series A Investors”). Pursuant to the Series A Investor Rights Agreement, as of the Effective Date, the Centerbridge Investors and Oaktree Investors each have the right to designate three directors for election to the Board and the Additional Investors have the right to designate one director for election to the Board. One director will be the chief executive officer of the Company.

The Centerbridge Investors and Oaktree Investors each have a continuing right to designate three directors to the Board, subject to their respective (and permitted transferees’) beneficial ownership of at least 60% of their respective aggregate initial ownership interest as of the Effective Date (the “Initial Investor Interest”), at least one of which will not be employed by Centerbridge Investors or Oaktree Investors, as applicable, or their respective affiliates. If the Centerbridge Investors or Oaktree Investors, as applicable, beneficially own less than 60% but at least 40% of their respective Initial Investor Interest, then they will each have the right to designate at least two directors to the Board. If the Centerbridge Investors or Oaktree Investors, as applicable, beneficially own less than 40% but at least 20% of their respective Initial Investor Interest, then they will each have the right to designate at least one director to the Board. If the Centerbridge Investors or Oaktree Investors, as applicable, cease to own at least 20% of their respective Initial Investor Interest, then they will have no right to designate any directors to the Board.

Pursuant to the Series A Investor Rights Agreement, the Additional Investors have a continuing right to designate one director for election to the Board, subject to their (and permitted transferees’) beneficial ownership of at least 60% of their Initial Investor Interest. If the Additional Investors beneficially own less than 60% of their Initial Investor Interest, then they have no right to designate any directors to the Board. The designee of the Additional Investors shall be the person nominated, separately and not jointly, by those Additional Investors holding at least 65% of the shares of Series A Preferred Stock held by the Additional Investors at such time. After the Additional Investors no longer have a right to designate a director as described above, if the Company becomes aware that at least 20% of the Series A Preferred Stock issued as of the Effective Date is held by stockholders other than the Centerbridge Investors and Oaktree Investors, then the holders of a majority of the Series A Preferred Stock then outstanding (excluding Series A Preferred Stock held by the Centerbridge Investors and the Oaktree Investors) will collectively have the right to designate one director to the Board.

If the number of individuals that any Series A Investor has the right to designate for election to the Board is decreased in accordance with the foregoing, then the corresponding number of directors designated by such

Investor will immediately offer to resign from the Board under the terms of the Series A Investor Rights Agreement.

The Company is restricted under the Series A Investor Rights Agreement from increasing the size of the Board without the written consent of the Series A Investors holding a majority of the then-outstanding Series A Preferred Stock for so long as the outstanding Series A Preferred Stock represents, in the aggregate, a majority of the combined voting power of the then-outstanding shares of all classes and series of capital stock of the Company entitled generally to vote in the election of directors of the Company.

The foregoing description of the Series A Investor Rights Agreement is not complete and is qualified in its entirety by reference to the Series A Investor Rights Agreement, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of our Common Stock and Series A Preferred Stock. It applies to you only if you acquire your Common Stock and Series A Preferred Stock in this offering and you hold your Common Stock and Series A Preferred Stock as capital assets for tax purposes. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person that actually or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock,

•	a person that holds our Common Stock and Series A Preferred Stock as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells our Common Stock and Series A Preferred Stock as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986 (“Code”), as amended, its legislative history, existing and proposed regulations, published rulings, court decisions, and published positions of the Internal Revenue Service (“IRS”) all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds our Common Stock and Series A Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our Common Stock and Series A Preferred Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our Common Stock and Series A Preferred Stock

You are a U.S. holder if you are a beneficial owner of our Common Stock and Series A Preferred Stock and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

A “non-U.S. holder” is a beneficial owner of our Common Stock and Series A Preferred Stock that is not a United States person and is not a partnership for United States federal income tax purposes.

You should consult your own tax advisor regarding the United States federal, state and local tax consequences of owning and disposing of our Common Stock and Series A Preferred Stock in your particular circumstances.

1.	U.S. Holders of Common Stock

Amounts paid to a U.S. Holder that are treated as dividends are generally taxable for U.S. federal income tax purposes. Generally, any distributions paid on our Common Stock to a U.S. Holder will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent the amount of any distribution exceeds available earnings and profits, the excess will be applied against and will reduce the Holder’s adjusted tax basis in respect of the stock as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of such stock. Dividends paid to a non-corporate U.S. Holder will qualify for taxation at preferential rates for qualified dividend income if such Holder meets certain holding period and other applicable requirements. If a U.S. Holder is a corporation, dividends received by it will be eligible for the dividends-received deduction if it meets certain holding period and other applicable requirements. U.S. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate or dividends-received deduction in light of their particular circumstances.

Gain or loss that a U.S. Holder recognizes with respect to a sale or exchange of their Common Stock will be capital gain or loss if the Common Stock has been held by the U.S. Holder as a capital asset. Such gain or loss will generally be long-term capital gain or loss if the Common Stock has been held for more than one year

2.	Non-U.S. Holders of Common Stock

Subject to the discussions below regarding FATCA withholding (defined below) and backup withholding, except as described below, for a non-U.S. Holder of Common Stock, amounts treated as dividends with respect to Common Stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if the non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate, provided such Holder provides the applicable withholding agent with:

•

a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute or applicable successor form upon which the non-U.S. Holder certifies, under penalties of perjury, the non-U.S. Holder’s status as a person who is not a United States person and entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. Holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a non-U.S. Holder is eligible for a reduced rate of United States tax under an income tax treaty or because any such distribution is treated as a non-taxable return of capital or as capital gain because it is in excess of our current and accumulated earnings and profits as described above, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to a non-U.S. Holder are “effectively connected” with such Holder’s conduct of a trade or business within the United States, and, if required by an income tax treaty, the dividends are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States, payors are generally not required to withhold tax from the dividends, provided that the non-U.S. Holder has furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute or applicable successor form upon which such Holder certifies, under penalties of perjury, that:

•	such Holder is not a United States person; and

•	the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States and are includible in such Holder’s gross income.

“Effectively connected” dividends are taxed on a net basis at rates applicable to United States citizens, resident aliens and domestic United States corporations.

For a corporate non-U.S. holder, “effectively connected” dividends received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if it is eligible for the benefits of an income tax treaty that provides for a lower rate.

Any gain recognized on the sale or other taxable disposition of Common Stock by such non-U.S. Holder generally will not be subject to United States federal income taxation unless:

•

the investment in Common Stock is effectively connected with the non-U.S. Holder’s United States trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to any gain;

•

the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•

we are a “United States real property holding corporation” within the meaning of the Tax Code and applicable Treasury Regulations (“USRPHC”) at any time within the shorter of (i) the five-year period preceding the disposition or (ii) the non-U.S. Holder’s holding period for the Common Stock.

3.	U.S. Holders of Series A Preferred Stock

Any distributions of cash received by a U.S. Holder of Series A Preferred Stock will be treated as a dividend to the extent of our current or accumulated earnings and profits of under U.S. federal income tax principles. To the extent the amount of such distribution exceeds available earnings and profits, the excess will be applied against and will reduce the Holder’s adjusted tax basis in respect of the stock as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of such stock. Dividends received by a non-corporate U.S. Holder will qualify for taxation at preferential rates for qualified dividend income if such Holder meets certain holding period and other applicable requirements. If a U.S. Holder is a corporation, dividends received by it will be eligible for the dividends-received deduction if it meets certain holding period and other applicable requirements. U.S. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate or dividends-received deduction in light of their particular circumstances.

We intend to take the position that a holder of Series A Preferred Stock will not include anything in income in the absence of such a distribution of cash. A holder should be aware, however, that section 305 of the Tax Code and the regulations thereunder provide rules that would require inclusion of income in the absence of cash under certain circumstances. These regulations are unclear and open to different interpretations, and it is in any case not clear how the regulations should be applied to this particular set of factual circumstances. We do not intend to seek a ruling from the IRS. The IRS could therefore disagree with our position, and it could ultimately prevail in court. If the IRS were to successfully disagree with our position, a holder could in effect be required to include dividends in income on a current basis as if we had elected to pay its dividends in cash and the holder had recontributed that cash to us in exchange for their additional rights on conversion or liquidation. A U.S. Holder could also be subject to charges for interest and penalties. A U.S. Holder should consult a tax advisor concerning the tax treatment of the Series A Preferred Stock, including the treatment of any actual or deemed distributions thereon, and the risk that a U.S. Holder could be required to include dividends in income in the absence of any receipt of cash. Except where noted, the remainder of this discussion assumes that our intended treatment of the Series A Preferred will be respected.

In general, a U.S. Holder should not recognize gain or loss upon the conversion of Series A Preferred Stock into shares of Common Stock. A U.S. Holder’s basis in the shares of Common Stock received will equal the basis of the shares of Series A Preferred Stock exchanged therefor, and the U.S. Holder’s holding period for such shares will include the holding period of the shares exchanges therefor. We intend to take the position that this treatment extends to any shares of Common Stock received in respect of the fact that the we did not declare dividends in cash during prior periods. As noted above, however, it is not clear how the regulations should be applied in this case. The IRS could disagree with our position, and it could ultimately prevail in court. If the IRS were to successfully disagree with our position, a holder could be required to include the fair market value of such Common Stock in income as a dividend received at that time. A U.S. Holder could also be subject to charges for interest and penalties. A U.S. Holder should consult a tax advisor concerning the treatment of the conversion, including the risk that a U.S. Holder could be required to include such Common Stock in income as a dividend.

4.	Non-U.S. Holders of Series A Preferred Stock

Subject to the discussions below regarding FATCA withholding and backup withholding, except as described below, for a non-U.S. Holder of Series A Preferred Stock, amounts treated as dividends with respect to Series A Preferred Stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if the non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate, provided such Holder provides the applicable withholding agent with:

•

a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute or applicable successor form upon which the non-U.S. Holder certifies, under penalties of perjury, the non-U.S. Holder’s status as a person who is not a United States person and entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. Holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a non-U.S. Holder is eligible for a reduced rate of United States tax under an income tax treaty or because any such distribution is treated as a non-taxable return of capital or as capital gain because it is in excess of our current and accumulated earnings and profits as described above, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

We intend to take the position that a holder of Series A Preferred Stock will not include anything in income in the absence of such a distribution of cash and consistent with such treatment, we expects that withholding, if applicable, would apply only to cash payments to a non-U.S. holder of Series A Preferred Stock. However, a non-U.S. Holder should review the discussion immediately above with regard to the taxation of U.S. Holders and focus on the portion thereof that deals with the risk that holders of Series A Preferred Stock might be required to include dividends in income in the absence of any receipt of cash at the time. A non-US holder could be subject to withholding in respect of such inclusion.

If dividends paid to a non-U.S. Holder are “effectively connected” with such Holder’s conduct of a trade or business within the United States, and, if required by an income tax treaty, the dividends are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States, payors are generally not required to withhold tax from the dividends, provided that the non-U.S. Holder has furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute or applicable successor form upon which such Holder certifies, under penalties of perjury, that:

•	such Holder is not a United States person; and

•	the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States and are includible in such Holder’s gross income.

“Effectively connected” dividends are taxed on a net basis at rates applicable to United States citizens, resident aliens and domestic United States corporations.

For a corporate non-U.S. holder, “effectively connected” dividends received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if it is eligible for the benefits of an income tax treaty that provides for a lower rate.

In general, a non-U.S. holder should not recognize gain or loss upon the conversion of Series A Preferred Stock into shares of Common Stock. However, a non-U.S. Holder should review the discussion immediately above with regard to the taxation of U.S. Holders and the possibility that a portion of the Common Stock received could be included in income as a dividend.

5.	FATCA

Pursuant to sections 1471 through 1474 of the Tax Code (commonly referred to as “FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities who do not comply with certain information reporting rules with respect to their U.S. account holders, investors or owners may be subject to a 30% withholding tax with respect to any payments of U.S.-source interest or dividends. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

6.	Information Reporting and Backup Withholding

Payments of interest or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 24%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a refund or credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption. U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. Holders should consult their tax advisors regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on their tax returns.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder’s circumstances and income tax situation. All Holders are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences.

PLAN OF DISTRIBUTION

We are registering the offer and sale by the selling security holders of an aggregate of 52,471,709 shares of Common Stock, 243,265,707 shares of Series A Preferred Stock and 243,265,707 shares of Common Stock issuable upon conversion of Series A Preferred Stock. Our registered Common Stock trades on Nasdaq under the symbol “GTX.” The Series A Preferred Stock has been assigned the symbol “GTXAP” for quoting and trading in the over-the-counter market.

The Securities being registered for offer and sale are currently owned by the selling security holders. The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Securities or interests in Securities received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Securities or interests in Securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	distributions of the shares by any selling security holder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities, from time to time, under this prospectus. The selling security holders also may transfer the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The selling security holders may also sell Securities short and deliver these securities to close out their short positions, or loan or pledge the Securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the Securities offered by them will be the purchase price of the Securities less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the Securities or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been sold pursuant to and in accordance with the registration statement or with another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (2) the date on which each of the selling security holders holding shares covered by such registration statement no longer holds its Registrable Securities (as defined in the Registration Rights Agreement).

There can be no assurance that the selling security holders will sell any or all of the Securities registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the Securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Securities offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2020, incorporated in this Registration Statement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte SA, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs referring to changes in accounting principle and certain conditions that give rise to substantial doubt about the Company’s ability to continue as a going concern; and emphasis of matter paragraphs concerning the bankruptcy proceedings and expense allocations and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our Securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

We file annual, quarterly and current reports and other information with the SEC (File No. 001-38636) pursuant to the Exchange Act. The SEC maintains a website that contains these and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Our filings are also available to the public on our website at www.garrettmotion.com.com, free of charge. Information on our website does not constitute part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 16, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on April 29, 2021;

•

our Current Reports on Form 8-K filed with the SEC on April 30, 2021 (Film No. 21878694), May  3, 2021 (Film No. 21884101), May 28, 2021 (Film No. 21980368), May 28, 2021 (Film No. 21981058) and June 4, 2021 (Film No. 21996486) (with respect to each of the foregoing, excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

•

the description of our Common Stock and Series A Preferred Stock contained in our Registration Statement on Form 8-A, filed on May 3, 2021, including any amendments or reports filed for the purpose of updating the description.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Garrett Motion Inc.

Attention: Jerome Maironi

La Pièce 16, Rolle, Switzerland 1180

Phone: +41 21 695 30 00

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.garrettmotion.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

GARRETT MOTION INC.

52,471,709 SHARES OF COMMON STOCK

243,265,707 SHARES OF SERIES A

PREFERRED STOCK

243,265,707 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES A PREFERRED STOCK

Prospectus